UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BIG LOTS, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Big Lots, Inc.

300 Phillipi Road

Columbus, Ohio 43228

April 11, 2017

Dear Big Lots’ Shareholder:

We cordially invite you to attend the 2017 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 25, 2017, beginning at 9:00 a.m. Eastern Time.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Voting by proxy in any of the ways described in the Proxy Statement will not prevent you from attending the Annual Meeting or voting in person.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

PHILIP E. MALLOTT Chairman	DAVID J. CAMPISI Chief Executive Officer and President

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 25, 2017

9:00 a.m. Eastern Time

300 Phillipi Road, Columbus, Ohio

We are pleased to invite you to the 2017 Annual Meeting of Shareholders of Big Lots, Inc. The meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 25, 2017, beginning at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect as directors the nine nominees named in our accompanying Proxy Statement;

2.	To consider and vote upon a proposal to approve the Big Lots 2017 Long-Term Incentive Plan;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve, on an advisory basis, the frequency of our future advisory votes on the compensation of our named executive officers;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017; and

6.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 27, 2017, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Further information regarding voting rights and matters to be voted upon is presented in this proxy statement.

By Order of the Board of Directors,

Ronald A. Robins, Jr.

Senior Vice President, General Counsel and Corporate Secretary

April 11, 2017

Columbus, Ohio

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), is furnishing you this Proxy Statement to solicit proxies for use at the 2017 Annual Meeting of Shareholders to be held on May 25, 2017 (“Annual Meeting”). The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. Eastern Time.

On or about April 11, 2017, we began mailing to our shareholders of record at the close of business on March 27, 2017 a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for our fiscal year ended January 28, 2017 (“fiscal 2016”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to:

(1)	elect nine directors to the Board;

(2)	approve the Big Lots 2017 Long-Term Incentive Plan (“2017 LTIP”);

(3)	approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”);

(4)	approve, on an advisory basis, the frequency of our future advisory votes on the compensation awarded to our named executive officers;

(5)	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2018 (“fiscal 2017”); and

(6)	transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 27, 2017, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 44,786,322 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the Ohio General Corporation Law.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which shares are often referred to as being held in “street name.”

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while reducing the costs of delivery of our proxy materials and the environmental impact of the Annual Meeting.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such copies.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. Eastern Time, and the Annual Meeting will begin at 9:00 a.m. Eastern Time. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares as a beneficial shareholder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote

Registered Holders

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 24, 2017 at 11:59 p.m. Eastern Time. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. Your common shares will be voted as you direct if (1) you properly complete your proxy online, (2) you complete, date, sign and return your proxy card no later than 11:59 p.m. Eastern Time on May 24, 2017 or (3) you are a registered shareholder, attend the Annual Meeting and deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial Owners

Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Five, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One, Proposal Two, Proposal Three and Proposal Four without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will be sent separate copies of the documents.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Proposal One);

2.	FOR the approval of the 2017 LTIP (see Proposal Two);

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Three);

4.	FOR the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every ONE YEAR (see Proposal Four); and

5.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017 (see Proposal Five).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting will constitute a quorum and permit us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard applicable to the uncontested election of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated, which will have the same effect as a vote against the nominee or nominees. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two, Proposal Three and Proposal Five, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. For purposes of Proposal Four, the frequency alternative that receives the affirmative vote of the holders of a plurality of the common shares represented in person or by proxy and entitled to vote on the matter will be approved. The votes received with respect to Proposal Three, Proposal Four and Proposal Five are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three, Proposal Four and Proposal Five will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of Proposal Two, Proposal Three and Proposal Five. Accordingly, an abstention will have the effect of a vote against Proposal Two, Proposal Three and Proposal Five. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. Proxies cannot be voted at the Annual Meeting for more than nine persons. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

Set forth below is certain information related to the nominees.

Age: 67 Director since: 2006 Committees: • Compensation • Nominating / Corporate Governance (Chair)

JEFFREY P. BERGER

Mr. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer).

Qualifications: Mr. Berger’s qualifications to serve on the Board include his 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Other Directorships: GNC Holdings, Inc. (health and wellness specialty retailer) where he a member of the nominating and corporate governance committee and a member of the audit committee.

Age: 61 Director since: 2013 Committees: • none

DAVID J. CAMPISI

Chief Executive Officer (“CEO”) and President of Big Lots, Inc.

Before joining Big Lots in May 2013, Mr. Campisi served as the Chairman and Chief Executive Officer of Respect Your Universe, Inc. (activewear retailer). Mr. Campisi previously served as the Chairman, President and Chief Executive Officer of The Sports Authority, Inc. (sporting goods retailer). Prior to that, Mr. Campisi served as Executive Vice President and General Merchandise Manager, Women’s Apparel, Accessories, Intimates and Cosmetics of Kohl’s Corporation (department store retailer).

Qualifications: Mr. Campisi’s qualifications to serve on the Board include his day-to-day leadership as Chief Executive Officer and President of Big Lots, strong leadership skills, proven management capabilities, and more than 30 years of diverse retail experience.

Age: 59 Director since: 2012 Committees: • Compensation • Nominating / Corporate Governance

JAMES R. CHAMBERS

Mr. Chambers is the former President and Chief Executive Officer and director of Weight Watchers International, Inc. (weight management services provider).

Mr. Chambers previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), the Chief Executive Officer of Netgrocer.com (online grocery retailer), and the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he served on the Nominating and Governance Committee and served on the Compensation Committee and as a director of Weight Watchers International, Inc.

Qualifications: Mr. Chambers’ qualifications to serve on the Board include his extensive cross-functional packaged goods industry experience, 20-year track record in general management and his experience serving on the boards of other public companies.

Other Directorships: TIAA Board of Trustees, where he serves on the human resources committee, audit committee, and the corporate governance/social responsibility committee.

Age: 56 Director since: 2015 Committees: • Audit • Compensation • Special Litigation (Chair)

MARLA C. GOTTSCHALK

Ms. Gottschalk is the former Chief Executive Officer of The Pampered Chef Ltd. (marketer of kitchen tools, food products and cookbooks), where she also previously served as President and Chief Operating Officer.

Ms. Gottschalk has also served as Senior Vice President of Financial Planning and Investor Relations for Kraft Foods, Inc. (food manufacturer), where she also previously served as Executive Vice President and General Manager of the Post Cereal division and Vice President of Marketing and Strategy of the Kraft Cheese division.

Qualifications: Ms. Gottschalk’s qualifications to serve on the Board include her extensive experience in operations and strategic management, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, her expertise in the food industry and her experience serving on the boards of other public companies.

Other Directorships: Potbelly Corporation (food retailer) where she is chair of the compensation committee and a member of the audit committee, Underwriter Laboratories, where she is chair of the compensation committee and serves on the finance committee and corporate development committee, and Ocean Spray Cranberries, Inc., where she serves on the nominating and governance committee and the grower committee.

Age: 57 Director since: 2015 Committees: • Audit • Nominating /Corporate Governance • Special Litigation

CYNTHIA T. JAMISON

Ms. Jamison served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999-2009 at Tatum, LLC, an executive services firm. From 2005-2009, she led the CFO services practice and was a member of the firm’s operating committee. After retiring from Tatum, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. (provider of soil moisture sensors to monitor soil moisture levels).

Ms. Jamison has also served as Chief Financial Officer of Chart House Enterprises (food retailer) and held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Anderson LLP. Ms. Jamison previously served as a director of B&G Foods, Inc. (food manufacturer and distributor) where she served as chair of the audit committee. She held past board seats at Horizon Organic Holdings and Cellu Tissue, Inc.

Qualifications: Ms. Jamison’s qualifications to serve on the Board include her extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules and her key management, leadership, financial and strategic planning, corporate governance and public company executive and board experience.

Other Directorships: Tractor Supply Company (farm and ranch retailer) where she serves as chairman, Darden, Inc. (food retailer) where she serves as chair of the audit committee and a member of the compensation committee and Office Depot, Inc. (office supply retailer) where she is a member of the audit committee, compensation committee and corporate governance and nominating committee.

Age: 59 Director since: 2003 Committees: • Audit (Chair)

PHILIP E. MALLOTT

Chairman of the Board of Big Lots, Inc.

Mr. Mallott is the former Vice President and Chief Financial Officer of Intimate Brands, Inc. (intimate apparel and beauty product retailer). Mr. Mallott previously served as a director of Tween Brands, Inc. (clothing retailer).

Qualifications: Mr. Mallott’s qualifications to serve on the Board include his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers.

Other Directorships: GNC Holdings, Inc. (health and wellness specialty retailer) where he is chair of the audit committee and a member of the compensation committee.

Age: 64 Director since: 2015 Committees: • Compensation (Chair) • Nominating /Corporate Governance

NANCY A. REARDON

Ms. Reardon is the former Senior Vice President and Chief Human Resources and Communications Officer of Campbell Soup Company (food manufacturer).

Additionally, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc. (telecommunications provider). Prior to that, Ms. Reardon served as Partner and Executive Vice President, Human Resources and Corporate Affairs for Borden Capital Management Partners where she developed financial and merger and acquisition skills through her involvement in multiple transactions for a portfolio of operating companies. Ms. Reardon previously served as a director of Warnaco Group, Inc. (apparel retailer) where she served as a member of the audit committee and the compensation committee.

Qualifications: Ms. Reardon’s qualifications to serve on the Board include her extensive experience in senior management roles, her experience on the boards of other private and charitable organizations, her experience leading human resources departments and in communications and public affairs and her leadership skills.

Age: 50 Director since: 2015 Committees: • Audit • Nominating /Corporate Governance • Special Litigation

WENDY L. SCHOPPERT

Ms. Schoppert is the former Executive Vice President and Chief Financial Officer of Select Comfort Corporation (bedding retailer and manufacturer).

Prior to joining Select Comfort, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for the bank’s asset management division. Ms. Schoppert began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines.

Qualifications: Ms. Schoppert’s qualifications to serve on the Board include her qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, her vast experience in brand development and management, and her significant financial leadership and expertise with respect to the oversight of financial reporting and disclosure for public companies.

Other Directorships: Gaia, Inc. (provider of digital video streaming services) where she serves as chair of the audit committee and Nina Hale, Inc. (digital marketing agency).

Age: 69 Director since: 2003 Committees: • Audit • Compensation

RUSSELL E. SOLT

Mr. Solt is the former Director of Investor Relations of West Marine, Inc. (boating supplies and accessories specialty retailer) where he previously served as Executive Vice President and Chief Financial Officer.

Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (home furnishing and cookware specialty retailer).

Qualifications: Mr. Solt’s qualifications to serve on the Board include his experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Independent Chairman of the Board

The Board is currently comprised of the individuals identified in Proposal One. Other than Mr. Campisi, our Chief Executive Officer (“CEO”) and President, each of the other director nominees are independent (as defined by the applicable NYSE rules) non-employee directors (“non-employee directors”). Mr. Mallott, an independent director, serves as Chairman of the Board (“Chairman”). The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed. Additionally, the Chairman communicates informally with other directors between meetings of the Board, to foster free and open dialogue among directors.

Board Meetings in Fiscal 2016

The Board held five meetings during fiscal 2016. During fiscal 2016, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). Eight of our nine directors attended our 2016 annual meeting of shareholders. The director who did not attend our 2016 annual meeting of shareholders was excused due to an illness.

Role of the Board’s Committees

The Board has standing Audit, Compensation and Nominating / Corporate Governance Committees. Each of these committees reports its activities to the Board. In fiscal 2016, the Board formed a non-standing Special Litigation Committee.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

(1)	the integrity of the financial reports and other financial information provided by us to our shareholders and others;

(2)	our compliance with legal and regulatory requirements;

(3)	the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance;

(4)	the performance of our system of internal controls;

(5)	the oversight of the performance of the internal audit function;

(5)	our audit, accounting and financial reporting processes generally; and

(6)	the evaluation of enterprise risk issues.

All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and each of Messrs. Mallott and Solt and Msrs. Gottschalk, Jamison and Schoppert is an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met twelve times during fiscal 2016.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our management leadership team (“Leadership Team”). Our Leadership Team is comprised of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of senior vice president.

The responsibilities of the Compensation Committee include:

(1)	establishing our general compensation philosophy;

(2)	overseeing the development of our compensation programs;

(3)	approving goals and objectives for the incentive compensation awarded to the Leadership Team;

(4)	reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team;

(5)	administering our compensation programs; and

(6)	reporting on the entirety of the executive compensation program to the Board.

All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met five times during fiscal 2016.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include:

(1)	recommending individuals to the Board for nomination as members of the Board and its committees;

(2)	taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines;

(3)	monitoring issues associated with CEO succession and management development; and

(4)	reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval.

All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met four times during fiscal 2016.

Special Litigation Committee

The Special Litigation Committee was created in fiscal 2016 to conduct an independent investigation into certain derivative actions involving the Company. The Special Litigation Committee is composed of three members, each of whom is a director that is not a party to any of the derivative actions and was not a member of the Board until after the derivatives actions arose.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, the alignment of the Board members’ skills and experiences with our strategic plan, diversity, the balance of management and independent directors, and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management, as well as proxy access candidates. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board affirmatively determined that, with the exception of Mr. Campisi, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Campisi is not an independent director due to his employment by Big Lots.

In determining that each of the director nominees other than Mr. Campisi is independent, the Board considered charitable contributions to not-for-profit organizations of which these director nominees or their immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies prohibit (without the consent of the Board or the Nominating / Corporate Governance Committee) directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships):

(1)	involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and

(2)	in which such related person had, has or will have a direct or indirect material interest.

Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us or other parties under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company.

Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include:

(1)	the reasons for entering into the transaction;

(2)	the terms of the transaction;

(3)	the benefits of the transaction to us;

(4)	the comparability of the transaction to similar transactions with unrelated third parties;

(5)	the materiality of the transaction to each party;

(6)	the nature of the related person’s interest in the transaction;

(7)	the potential impact of the transaction on the status of an independent director; and

(8)	the alternatives to the transaction.

Additionally, each director, nominee for director and executive officer must complete an annual questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions. The son-in-law of Lisa Bachmann, our Executive Vice President, Chief Merchandising and Operating Officer, is employed by Big Lots as a senior buyer and in fiscal 2016 received compensation greater than $120,000 but less than $150,000, which was approved by the Nominating / Corporate Governance Committee.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate

Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Berger, Chambers and Solt and Msrs. Gottschalk and Reardon served on our Compensation Committee. No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, or during fiscal 2016 had, a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2016, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-employee directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail:	http://convercent.com/report

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to non-employee directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each non-employee director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

During fiscal 2016, Messrs. Berger, Chambers, Mallott and Solt and Msrs. Gottschalk, Jamison, Reardon and Schoppert qualified as non-employee directors and, as a result, received compensation for their Board service. Due to our employment of Mr. Campisi as CEO in fiscal 2016, he did not qualify as a non-employee director and he did not receive compensation for his service as a director. The compensation received by Mr. Campisi as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

We pay our non-employee directors retainers and fees on a quarterly basis. The retainers and fees we paid to non-employee directors for fiscal 2016 consisted of: (1) an annual retainer of $80,000 for each non-employee director other than the nonexecutive chair; (2) an annual retainer of $170,000 for the nonexecutive chair; (3) an annual retainer of $30,000 for the Audit Committee chair; (4) an annual retainer of $20,000 for the chairs of the Compensation Committee, the Nominating / Corporate Governance Committee and the Special Litigation Committee; (5) an annual retainer of $15,000 for each Audit Committee member; (6) an annual retainer of $10,000 for each Compensation Committee member, each Nominating / Corporate Governance Committee member and each Special Litigation Committee member; (7) donations by us in an aggregate annual amount up to $15,000 to charitable organizations nominated by the non-employee director; and (8) matching charitable donations by us in an aggregate annual amount up to $15,000 to charitable organizations to which the non-employee director makes contributions.

Restricted Stock

Our non-employee directors also received a restricted stock award in fiscal 2016 having a grant date fair value equal to approximately $110,000 (2,102 common shares). The fiscal 2016 restricted stock awards were made in June 2016 under the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”). The restricted stock awarded to the non-employee directors in fiscal 2016 will vest on the earlier of (1) the trading day immediately preceding the Annual Meeting or (2) the non-employee director’s death or disability (as that term is defined in the 2012 LTIP). However, the restricted stock will not vest if the non-employee director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2016

The following table summarizes the compensation earned by each non-employee director for his or her Board service in fiscal 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	110,000	109,998	-	-	-	45,250	265,248
Mr. Chambers	100,000	109,998	-	-	-	30,000	239,998
Ms. Gottschalk	111,250	109,998	-	-	-	8,150	229,398
Ms. Jamison	107,500	109,998	-	-	-	15,000	232,498
Mr. Mallott	200,000	109,998	-	-	-	22,500	332,498
Ms. Reardon	105,000	109,998	-	-	-	26,500	241,498
Ms. Schoppert	107,500	109,998	-	-	-	33,450	250,948
Mr. Solt	107,500	109,998	-	-	-	15,000	232,498

(1)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the non-employee directors in fiscal 2016 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2016 restricted stock award granted to each non-employee director, as computed in accordance with ASC 718, was based on individual awards of 2,102 common shares at a per common share value of $52.33 on the grant date (i.e., $109,998 per non-employee director). In accordance with ASC 718 and the 2012 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(2)	As of January 28, 2017, each individual included in the table held 2,102 shares of restricted stock.

(3)	Prior to fiscal 2008, the non-employee directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). The Director Stock Option Plan was terminated on May 30, 2008 and no stock option awards were granted to any non-employee director in fiscal 2016. As of January 28, 2017, only Mr. Mallott (10,000 common shares) held stock options to purchase our common shares.

(4)	Amounts in this column reflect both matching contributions and payments made by us during fiscal 2016 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package during the year in which they were elected to serve on the Board.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 14, 2017.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Common Shares
Lisa M. Bachmann	186,650	*
Jeffrey P. Berger	10,802	*
David J. Campisi	233,362	*
James R. Chambers	12,610	*
Marla C. Gottschalk	4,490	*
Cynthia T. Jamison	4,490	*
Timothy A. Johnson	183,733	*
Philip E. Mallott	25,202	*
Nancy A. Reardon	4,490	*
Ronald A. Robins, Jr.	1,276	*
Michael A. Schlonsky	104,508	*
Wendy L. Schoppert	4,490	*
Russell E. Solt	9,337	*
BlackRock, Inc. (2)	5,454,916	12.20%
The Vanguard Group, Inc. (3)	5,105,669	11.45%
LSV Asset Management (4)	2,331,004	5.23%
All directors and executive officers as a group (14 persons)	785,440	1.7%

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 14, 2017 under stock options exercisable and performance share units that will vest within that period. The number of common shares that may be acquired within 60 days of March 14, 2017 through the vesting of performance share units within that period are as follows: Ms. Bachmann: 36,650; Mr. Campisi: 125,099; Mr. Johnson: 27,561 and Mr. Schlonsky: 17,103; and under stock options exercisable within that period are as follows: Ms. Bachmann: 120,000; Mr. Campisi: 28,875; Mr. Johnson: 100,000; and Mr. Schlonsky: 55,000; and all executive officers as a group: 510,288.

(2)	In its Schedule 13G/A filed on January 12, 2017, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2016, had sole voting power over 5,243,972 of the shares and sole dispositive power over all the shares, and had no shared voting power or shared dispositive power over any of the shares.

(3)	In its Schedule 13G/A filed on February 10, 2017, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2016, had sole voting power over 88,685 of the shares, had sole dispositive power over 5,014,151 of the shares, had shared dispositive power over 91,518 of the shares, and had shared voting power over 5,404 of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 86,114 and 7,975 common shares, respectively.

(4)	In its Schedule 13G filed on February 6, 2017, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2016, had sole voting power over 1,351,019 of the shares and sole dispositive power over all the shares, and had no shared voting power or shared dispositive power over any of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2016 with the reporting requirements of Section 16(a) of the Exchange Act.

PROPOSAL TWO: APPROVAL OF THE BIG LOTS 2017 LONG-TERM INCENTIVE PLAN

Background

On March 8, 2017, the Board proposed, based on the recommendation of the Compensation Committee (which we refer to as the “Committee” throughout this discussion of Proposal Two), that our shareholders approve, the 2017 LTIP. If our shareholders approve the 2017 LTIP, it will become effective on May 25, 2017, and will replace the 2012 LTIP which will be frozen and no new awards will be granted thereunder. The Board recommends that shareholders approve the 2017 LTIP.

The 2017 LTIP is designed to support our long-term business objectives in a manner consistent with our compensation philosophy. The Board believes that by allowing us to continue to offer our employees long-term equity and qualified performance-based compensation through the 2017 LTIP, we will promote the following key objectives of our compensation program:

•	aligning the interests of salaried employees, outside directors and consultants with those of our shareholders through increased participant ownership of our common shares; and

•	attracting, motivating and retaining experienced and highly qualified salaried employees, outside directors and consultants who will contribute to our financial success.

As with the 2012 LTIP, the 2017 LTIP is an omnibus plan that provides for a variety of types of Awards to maintain flexibility. The 2017 LTIP will permit grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”), (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2017 LTIP.

The total number of common shares available for Awards under the 2017 LTIP is equal to the sum of (1) 5,500,000 newly issued common shares plus (2) any common shares subject to the 1,743,116 outstanding full value awards as of January 28, 2017 that on or after January 28, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares). The Board believes that this number represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase the value of Big Lots for all of our shareholders.

As of January 28, 2017, there were 2,979,774 common shares available for grant under the 2012 LTIP and 1,952,491 common shares underlying awards outstanding under the 2012 LTIP (305,125 of which are underlying stock options, 242,666 of which are underlying restricted stock, 433,105 of which are underlying restricted stock units and 971,595 of which are underlying performance share units). As of January 28, 2017: (1) the weighted average exercise price of the 589,675 outstanding stock options under our equity compensation plans (including under those plans that previously terminated) was $38.75 and the weighted average remaining term was 2.46 years; and (2) there were 338,416 restricted stock awards, 433,105 restricted stock unit awards and 971,595 performance share unit awards outstanding under our equity compensation plans (including those plans that previously terminated). It is our current practice to grant stock-based compensation awards to key employees on an annual basis during the first quarter of each year based on targeted dollar values that are generally competitive with market and our comparator group.

The 2017 LTIP is designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the IRC (“Section 162(m)”) with respect to Awards under the 2017 LTIP that are intended to qualify as “qualified performance-based compensation” under Section 162(m). In order to meet one of the Section 162(m) deductibility requirements, the 2017 LTIP imposes limits on the number of common shares underlying Awards that any one participant may receive, as described below in the “Limits on Awards” section of this Proposal Two.

The 2017 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.

Any dividend equivalents paid under an Award will be subject to performance conditions and service conditions, as applicable, as the Award with respect to which such dividend equivalents are to be paid.

The following summary describes the material features of the 2017 LTIP and is qualified in its entirety by reference to the complete text of the 2017 LTIP attached to this Proxy Statement as Appendix A.

Administration

Subject to the terms of the 2017 LTIP, the selection of participants in the 2017 LTIP, the level of participation of each participant and the terms and conditions of all Awards will be determined by the Committee. Each member of the Committee will be an “independent director” for purposes of our Corporate Governance Guidelines, the Committee’s charter and the NYSE listing requirements; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m). The Committee is currently comprised of five directors, each of whom meets all of these criteria. Consistent with the purpose of the 2017 LTIP, the Committee will have the discretionary authority to (1) interpret the 2017 LTIP, (2) prescribe, amend and rescind rules and regulations relating to the 2017 LTIP, and (3) make all other determinations necessary or advisable for the administration or operation of the 2017 LTIP. The Committee may delegate authority to administer the 2017 LTIP as it deems appropriate, subject to the express limitations set forth in the 2017 LTIP.

Limits on Awards

The Board has reserved a number of common shares for issuance under the 2017 LTIP equal to the sum of (1) 5,500,000 newly issued common shares plus (2) any common shares subject to the 1,743,116 outstanding full value awards as of January 28, 2017 that on or after January 28, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares). Of this number, no more than 5,500,000 common shares may be issued pursuant to grants of ISOs during the term of the 2017 LTIP.

The 2017 LTIP is designed with a flexible share pool. With a flexible share pool, the share authorization is based on the least costly award vehicle (generally stock options). The value of an option is compared to a full value award (a full value award is an award other than a stock option or SAR that is settled by the issuance of a common share) to determine a valuation ratio. We have used a binominal model to determine our valuation ratio of 1:2.15. This means that every time an option is granted, the authorized pool is reduced by one common share and every time a full value share is granted, the authorized pool is reduced by 2.15 common shares.

A participant may receive multiple Awards under the 2017 LTIP. Awards will be limited to the following per participant annual fiscal year amounts:

Award Type	Annual Limit per Participant
Stock Options	2,000,000 common shares
SARs	2,000,000 common shares
Restricted Stock	1,000,000 common shares
Restricted Stock Units	1,000,000 common shares
Deferred Stock Units	1,000,000 common shares
Performance Shares, Performance Share Units and Performance Units	1,000,000 common shares or equivalent value
Cash-Based Awards	The greater of $7,000,000 or the value of 1,000,000 common shares
Other Stock-Based Awards	1,000,000 common shares

The maximum number of common shares subject to Awards granted during a single fiscal year to any non-employee director may not exceed $500,000 in total value (based on the grant date fair value of such Awards for financial reporting purposes).

The common shares available for issuance under the 2017 LTIP will be our authorized but unissued common shares and treasury shares. Subject to the terms of the 2017 LTIP, common shares covered by an Award will only be counted as used to the extent they are actually issued. To the extent that any Award payable in common shares (1) terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such common shares, (2) is settled in cash in lieu of common shares, or (3) is exchanged with the Committee’s permission prior to the issuance of common shares for Awards not involving common shares, the common shares covered thereby may again be made subject to Awards under the 2017 LTIP. However, common shares which are (a) not issued or delivered as a result of the net settlement of a stock option or stock-settled SAR, (b) withheld to satisfy tax withholding obligations on a stock option or SAR issued under the 2017 LTIP, (c) tendered to pay the exercise price of a stock option or the grant price of a SAR under the 2017 LTIP, or (d) repurchased on the open market with the proceeds of a stock option exercise will no longer be eligible to be again available for grant under the 2017 LTIP.

Eligibility and Participation

All of our and our affiliates’ employees, outside directors and consultants will be eligible to participate in the 2017 LTIP. As of January 28, 2017, we and our affiliates had approximately 35,100 employees and eight outside directors. We are unable to reasonably estimate the number of consultants who will be eligible to receive awards under the 2017 LTIP. In fiscal 2016, approximately 112 employees, eight outside directors and no consultants received equity incentive awards, although this may vary from year to year. From time to time, the Committee will determine who will be granted Awards, the number of shares subject to such grants, and all other terms of Awards.

Types of Awards

Stock Options

Stock options granted under the 2017 LTIP may be either NQSOs or ISOs. The exercise price of any stock option granted may not be less than the fair market value of the Company’s common shares on the date the stock option is granted. The stock option exercise price is payable (1) in cash, (2) by tendering previously acquired common shares (subject to the satisfaction of the holding period set forth in the 2017 LTIP) having an aggregate fair value at the time of exercise equal to the exercise price, (3) through a broker-assisted cashless exercise, or (4) by any combination of the foregoing.

The Committee determines the terms of each stock option grant at the time of the grant. However, the aggregate fair market value (determined as of the date of the grant) of the common shares subject to ISOs that are exercisable by any participant for the first time in any calendar year may not be greater than $100,000. The Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, the stock option becomes vested and exercisable. No stock option shall be exercisable later than the tenth anniversary of the grant date. In general, a stock option expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service (except in the case of ISOs which must be exercised within three months after a termination of service, other than due to death or disability).

Stock Appreciation Rights

A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of our common shares on the settlement date over the grant price of the SAR, multiplied by the number of SARs being settled. The grant price of a SAR may not be less than the fair market value of our common shares on the grant date. SARs may be payable in cash, our common shares or a combination of both.

The Committee determines the vesting requirements, the form of payment and/or other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee or both. No SAR shall be exercisable later than the tenth anniversary of the grant date. In general, a SAR expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service. We have not issued any SARs under the 2012 LTIP and do not currently have any SARs outstanding.

Restricted Stock

A restricted stock Award represents our common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods and/or the attainment of a specified business performance goal established by the Committee.

Subject to the transfer restrictions and vesting requirements of the restricted stock Award, the participant has the same rights as our shareholders during the restriction period, including all voting and dividend rights, although the Committee may provide that dividends and restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met). Also, any stock dividends will be subject to the same restrictions that apply to the restricted stock upon which the stock dividends are issued. Unless the Committee specifies otherwise in the Award agreement, the restricted stock is forfeited if the participant terminates service before the restricted stock vests or if applicable terms and conditions have not been met at the end of the restriction period.

Restricted Stock Units

An Award of restricted stock units provides the participant the right to receive a payment based on the value of our common shares. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period and/

or on the attainment of a specified business performance goal established by the Committee. Restricted stock units are payable in cash, our common shares or a combination of both, as determined by the Committee.

Participants receiving restricted stock units do not have, with respect to such restricted stock units, any of the rights of a shareholder. Unless the Committee specifies otherwise in the Award agreement, the restricted stock unit Award is forfeited if the participant terminates service before the restricted stock unit vests or if applicable terms and conditions have not been met at the end of the restriction period.

Deferred Stock Units

An Award of deferred stock units provides the participant the right to defer receipt of all or some portion of his or her annual compensation, annual incentive bonus and/or long-term compensation as permitted by the Committee, and for which the participant will receive a payment based on the value of our common shares. Deferred stock units shall be fully vested and non-forfeitable at all times. Deferred stock units, together with any dividend-equivalent rights credited with respect thereto, may be subject to such requirements, restrictions and conditions to payment as the Committee determines are appropriate. Deferred stock unit Awards are payable in cash, our common shares or a combination of both. Participants credited with deferred stock units shall not have, with respect to such deferred stock units, any of the rights of a shareholder of the Company.

Performance Shares, Performance Share Units and Performance Units

An Award of performance shares, performance share units or performance units provides the participant the right to receive our common shares if specified terms and conditions are met. Performance shares are restricted shares that are subject to performance based vesting. Performance share units are restricted stock units that are subject to performance based vesting. Performance units are cash based awards that are subject to performance based vesting. Performance share, performance share unit and performance unit Awards are payable in cash or our common shares or in a combination of both. Unless the Committee specifies otherwise when the Award is granted, if a participant terminates service for any reason before the performance shares, performance share units or performance units become vested, such Award will be forfeited.

Cash-Based Awards

An Award of cash-based awards provides the participant an opportunity to receive a cash payment. Cash-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service before the cash-based award vests, the Award will be forfeited.

Other Stock-Based Awards

An Award of other stock-based awards provides the participant an equity-based or equity-related right, which may provide the participant the right to receive our common shares. Other stock-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service for any reason before the other stock-based award vests, the Award will be forfeited.

Performance-Based Awards

Any Awards granted under the 2017 LTIP may be granted in a form that qualifies for the qualified performance-based compensation exception under Section 162(m). Under Section 162(m), the terms of the Award must state, through an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). As described above in “Limits on Awards,” the 2017 LTIP imposes certain limitations on the number and value of performance-based Awards to covered employees. The payment or vesting of performance-based Awards granted under the 2017 LTIP is based on performance goals established by the Committee. The 2017 LTIP specifies the following performance measures from which the performance goals must be derived:

•	Earnings (loss) per common share from continuing operations;

•	Earnings (loss) per common share;

•	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

•	Income (Loss) from continuing operations before unusual or infrequent items;

•	Income (Loss) from continuing operations;

•	Income (Loss) from continuing operations before income taxes;

•	Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

•	Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

•	Net income (loss);

•	Income (Loss) before other comprehensive income (loss);

•	Comprehensive income (loss);

•	Income (Loss) before interest and income taxes;

•	Income (Loss) before interest, income taxes, depreciation and amortization;

•	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in our filings with the Securities and Exchange Commission or the annual report to shareholders;

•	Any of the performance measures above (other than earnings (loss) per common share from continuing operations and earnings (loss) per common share) on a weighted average common shares outstanding basis;

•	Either of earnings (loss) per common share from continuing operations and earnings (loss) per common share on a basic or diluted basis and any of the other performance measures above on a basic or diluted earnings per share basis;

•	Common stock price;

•	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

•	Percentage increase in comparable store sales;

•	Gross profit (loss) or gross margin (loss) (as the case may be);

•	Economic value added;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

•	Expense targets;

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Productivity ratios;

•	Market share;

•	Customer satisfaction; or

•	Working capital targets and change in working capital.

Effect of Change in Control

Awards under the 2017 LTIP are generally subject to special provisions upon the occurrence of a change in control (as defined in the 2017 LTIP). For Awards granted under the 2017 LTIP, if a change in control occurs, then: (1) all outstanding stock options and SARs under the 2017 LTIP shall become fully exercisable; (2) all remaining restrictions applicable to restricted stock and restricted stock units shall lapse and such restricted stock and restricted stock units shall become free of restrictions, fully vested and transferable or redeemed, as applicable; (3) all performance goals or other conditions applicable to performance shares, performance share units or performance units shall be deemed satisfied in full and the common shares or cash subject to such Award shall be fully distributable; (4) any remaining restrictions, performance goals or other conditions applicable to deferred stock units shall be deemed to be satisfied in full with the common shares or cash subject to such Award being fully distributable; and (5) all outstanding other stock-based awards or cash-based awards shall become fully vested. Payments under Awards that become subject to the excess parachute rules of Section 280G of the IRC may be reduced under certain circumstances. See the “Tax Treatment of Awards – Sections 280G and 4999” subsection below for more details.

Limited Transferability

All Awards or common shares subject to an Award under the 2017 LTIP are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, and Awards are exercisable during the participant’s lifetime only by the participant (or by the participant’s legal representative in the event of the participant’s incapacity).

Adjustments for Corporate Changes

In the event of a reorganization, recapitalization, merger, spin-off, stock split or other specified changes affecting us or our capital structure, the Committee is required to make equitable adjustments that reflect the effects of such changes to the participants. Such adjustments may relate to the number of our common shares available for grant, as well as to other maximum limitations under the 2017 LTIP (e.g., exercise prices and number of Awards), and the number of our common shares or other rights and prices under outstanding Awards.

Term, Amendment and Termination

The 2017 LTIP will expire on May 25, 2027, unless terminated earlier by the Board. Although the Board or the Committee may amend or alter the 2017 LTIP, it may not do so without shareholder approval of any amendment or alteration to the extent shareholder approval is required by law, regulation or stock exchange rule. In addition, any amendment, alteration or termination of the 2017 LTIP or an Award agreement may not adversely affect any outstanding Award to a participant without the consent of that participant other than amendments for the purpose of (1) causing the 2017 LTIP to comply with applicable law, (2) permitting us to receive a tax deduction under applicable law, or (3) avoiding an expense charge to us or our affiliates.

Repricing

The 2017 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.

Plan Benefits

Future benefits under the 2017 LTIP are not currently determinable. The Committee has discretionary authority to grant Awards pursuant to the 2017 LTIP which does not contain any provision for automatic grants.

Federal Income Tax Treatment of Awards

The following summary discussion of the United States federal income tax implications of Awards under the 2017 LTIP is based on the provisions of the IRC as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not, among other things, describe state, local or foreign tax consequences and such tax consequences may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions could vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant, vesting or exercise of Awards and the disposition of any acquired common shares.

Incentive Stock Options

ISOs may only be granted to our employees. No taxable ordinary income to the participant or a deduction to us will be realized at the time the ISO is granted or exercised. If the participant holds the common shares received as a result of an exercise of an ISO for at least two years from the grant date and one year from the exercise date, then (1) any gain realized on disposition of the common shares is treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) we are not entitled to a deduction. If the common shares acquired by an exercise of an ISO are disposed of within either of these periods (i.e., a “disqualifying disposition”), then the participant must include in his or her income, as taxable compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the common shares upon exercise of the stock option over the stock option exercise price (or, if less, the excess of the amount realized upon disposition over the stock option exercise price). In such case, we will generally be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the participant’s income as taxable compensation. The participant’s basis in the common shares acquired upon exercise of an ISO is equal to the stock option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Non-Qualified Stock Options

A NQSO results in no taxable income to the participant or deduction to us at the time it is granted. A participant exercising a NQSO will, at that time, realize taxable compensation in the amount of the difference between the stock option exercise price and the then-current fair market value of the common shares. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such common shares is equal to the sum of the stock option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.

If a participant tenders previously owned common shares in payment of the NQSO exercise price, then, instead of the treatment described above, the following generally will apply: (1) a number of new common shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; (2) the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged; (3) the participant will have compensation income equal to the fair market value on the exercise date of the number of new common shares received in excess of such number of exchanged common shares; (4) the participant’s basis in such excess shares will be equal to the amount of such compensation income; and (5) the holding period in such common shares will begin on the exercise date.

Stock Appreciation Rights

Generally, a participant that receives a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in a SAR in cash, the cash will be taxed as ordinary compensation income to the participant at the time it is received. If a participant receives the appreciation inherent in a SAR in common shares, the spread between the then-current fair market value of the common shares and the grant price will be taxed as ordinary compensation income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of a SAR. However, upon the settlement of either form of SAR, we will generally be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.

If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on the holding period of the common shares. Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on the holding period of the common shares.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2017 LTIP, unless the participant makes a Section 83(b) election described below. A participant who has not made such an election will recognize ordinary compensation income at the time the restrictions on the common shares lapse in an amount equal to the fair market value of the common shares at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common shares on the date the restrictions lapse).

Deferred Stock Units

Generally, a participant who defers compensation into deferred stock units will not recognize income at the time the compensation would otherwise have been paid to the participant. Upon the settlement of the deferred stock unit, the participant will be taxed on the then-current fair market value of the shares or cash paid and we will be entitled to a deduction equal to the amount of ordinary compensation income the participant is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other Awards authorized under the 2017 LTIP are generally in accordance with the following: (1) the fair market value of other stock-based awards is generally subject to ordinary compensation income tax at the time the restrictions lapse, unless the participant elects to accelerate recognition as of the date of grant; and (2) the amount of cash paid (or the fair market value of the common shares issued) to settle restricted stock units, performance shares, performance share units, performance units and cash-based awards is generally subject to ordinary compensation income tax. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary compensation income.

Dividend-Equivalent Rights

Participants may be granted dividend-equivalent rights in connection with any Award other than a stock option or SAR. A participant who receives dividend-equivalent rights with respect to an Award will recognize ordinary compensation income equal to the value of cash or common shares delivered and we will generally be entitled to a corresponding deduction for such dividends.

Section 162(m)

As described above, Section 162(m) generally provides that a company is prohibited from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. To qualify as qualified performance-based compensation, Awards must be granted under the 2017 LTIP by the Committee and satisfy the 2017 LTIP’s limit on the total number of common shares that may be awarded to any one participant during a year. In addition, for Awards other than stock options to qualify as qualified performance-based compensation, the issuance or vesting of the Award, as applicable, must be contingent upon satisfying one or more of the performance measures listed in the 2017 LTIP, as established and certified by the Committee.

Sections 280G and 4999

Section 280G of the IRC disallows deductions for excess parachute payments and Section 4999 of the IRC imposes penalties on persons who receive excess parachute payments. A parachute payment is the present value of any compensation amount that is paid to “disqualified individuals” (such as our and our subsidiaries’ officers and highly paid employees) that are contingent upon or paid on account of a change in control – but only if such payments, in the aggregate, are equal to or greater than 300%

of the participant’s taxable compensation averaged over the five calendar years ending before the change in control (or over the participant’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An excess parachute payment is the amount by which any parachute payment exceeds the portion of the Base Amount allocated to such payment.

Some participants in the 2017 LTIP may receive parachute payments in connection with a change in control. If this happens, the value of each participant’s parachute payment from the 2017 LTIP must be combined with other parachute payments the same participant is entitled to receive under other agreements or arrangements with us or our subsidiaries, such as an employment agreement or a change in control agreement. If the participant is a disqualified individual and the combined value of all parachute payments is an excess parachute payment, the participant must pay an excise tax equal to 20% of the value of all parachute payments above 100% of the participant’s Base Amount. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, neither we nor any of our subsidiaries would be able to deduct the amount of any participant’s excess parachute payment and the $1,000,000 limit on deductible compensation under Section 162(m) would be reduced by the amount of the excess parachute payment.

The 2017 LTIP addresses excess parachute payment penalties. Generally, if a participant in the 2017 LTIP receives an excess parachute payment, the value of the payment is reduced to avoid the excess parachute penalties. However, the 2017 LTIP also states that other means of dealing with these penalties will be applied if required by the terms of another written agreement (whether currently in effect or adopted in future) with us or any of our subsidiaries (such as an employment or a change in control agreement). We are a party to an employment agreement with two of our named executive officers. Those employment agreements provide that if the payments received by the named executive officer in connection with a change in control constitute an excess parachute payment under Section 280G of the IRC, the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Section 83(b)

A participant may elect pursuant to Section 83(b) of the IRC to have compensation income recognized at the grant date of an Award of restricted stock, restricted stock units or performance units and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will generally be entitled to a corresponding tax deduction equal to the value of the Award affected by this election. If the participant who has made an election subsequently forfeits the Award, then the participant will not be entitled to deduct the amount previously recognized as income.

Section 409A

Section 409A of the IRC imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A of the IRC. If the requirements of Section 409A are not complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. Section 409A of the IRC includes a broad definition of nonqualified deferred compensation plans, which includes certain types of equity incentive compensation. It is intended that the Awards granted under the 2017 LTIP will comply with or be exempt from the requirements of Section 409A of the IRC and the treasury regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service).

Market Value

On January 28, 2017, the closing price of the Company’s common shares traded on the NYSE was $48.67 per share.

Equity Compensation Plan Information

The following table summarizes information as of January 28, 2017 relating to our equity compensation plans pursuant to which our common shares may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)		Weighted- average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,994,375	(1)(2)	38.75	(3)	2,979,774	(4)
Equity compensation plans not approved by security holders	-		-		-

Total	1,994,375		38.75	(3)	2,979,774

(1)	Includes stock options, performance share units, and restricted stock units granted under the 2012 LTIP, the Big Lots 2005 Long-Term Incentive Plan (“2005 LTIP”), and the Director Stock Option Plan. In addition, we had 338,416 shares of unvested restricted stock outstanding under the 2012 LTIP and the 2005 LTIP.
(2)	The common shares issuable upon exercise of outstanding stock options granted under each shareholder-approved plan are as follows:

2012 LTIP	305,125

2005 LTIP	274,550

Director Stock Option Plan	10,000

(3)	The weighted average exercise price only represents stock options and does not take into account the PSUs and the restricted stock units granted under the 2012 LTIP.

(4)	The common shares available for issuance under the 2012 LTIP are limited to 2,979,774 common shares. There are no common shares available for issuance under any of the other shareholder-approved plans.

The Director Stock Option Plan terminated on May 30, 2008. The 2005 LTIP expired on May 16, 2012. The 2012 LTIP was approved in May 2012.

See the “Stock Ownership” section of this Proxy Statement for additional information with respect to security ownership of certain beneficial owners and management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2017 LTIP.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2016 (“Form 10-K”).

Members of the Compensation Committee

Nancy A. Reardon, Chair

Jeffrey P. Berger

James R. Chambers

Marla C. Gottschalk

Russell E. Solt

Compensation Discussion and Analysis

This CD&A describes our executive compensation program for fiscal 2016 and certain elements of our executive compensation program for fiscal 2017 and explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2016, were:

•	Mr. Campisi, our CEO and President;

•	Mr. Johnson, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer;

•	Ms. Bachmann, our Executive Vice President, Chief Merchandising and Operating Officer;

•	Mr. Schlonsky, our Executive Vice President, Human Resources and Store Operations; and

•	Mr. Robins, our Senior Vice President, General Counsel and Corporate Secretary.

Executive Summary

Objectives of Executive Compensation Program

Through a balanced mix of performance-linked and non-performance-linked compensation consisting of salary, annual cash incentive awards and equity awards, the Committee and the Board seek to promote three primary objectives: (1) align the interests of executives and shareholders through performance-linked compensation; (2) motivate executives to contribute to our success and reward them for their performance; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator group.

Company Performance for Fiscal 2016

In fiscal 2016, we focused on improving our financial and operating performance and continued to deliver solid and improved operating and financial results. 2016 was a challenging year for many retailers, but we continued to demonstrate our ability to perform, exceed earnings per share, operating profit and return on invested capital targets and return cash to our shareholders through share repurchases and dividends.

Named Executive Officer Compensation for Fiscal 2016

The principal elements of our executive compensation program – salary, annual cash incentive awards and equity awards – remained the same in fiscal 2016. The Committee and our other outside directors are committed to a pay-for-performance philosophy focused on the continued improvement of our financial and operating performance and believe that emphasizing at-risk and variable compensation advances the objectives of our executive compensation program. Accordingly, the Committee and our other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2016 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares, including:

•	Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our operating profit, as adjusted. The fiscal 2016 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2016 projected in our annual corporate operating plan. The Committee and our other outside directors selected operating profit as the sole financial measure because they believe it focuses our named executive officers on increasing our revenues and controlling our costs. Based on our $280,690,478 operating profit in fiscal 2016, as adjusted and described below in the “Elements of our Executive Compensation for Fiscal 2016 – Annual Incentive Award for Fiscal 2016” section of the CD&A, our named executive officers earned an annual incentive award for fiscal 2016 equal to 174% of their respective target bonus.

•

Performance Share Unit Awards. Each named executive officer received 60% of their equity awards in the form of performance share unit awards (“PSUs”). The PSUs awarded to our named executive officers in fiscal 2016 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average adjusted EPS performance, excluding plan-defined items, for each of the three fiscal year service periods during the performance period; (2) 50% on our average adjusted ROIC performance, excluding plan-defined items, for each of the three fiscal year service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Committee and our other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that they believe will create shareholder value. Based on EPS of $3.75 and ROIC of 21.8%, as adjusted and described below in the “Elements of our Executive Compensation for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A, we achieved 112% of the targeted goal for EPS and 114% of the targeted goal for ROIC for the first service period of the performance period applicable to the PSUs awarded to our named executive officers in fiscal 2016.

•	Restricted Stock Unit Awards. Each named executive officer received the remaining 40% of their equity awards in the form of restricted stock unit awards (“RSUs”). The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date and if we meet an operating profit performance component. The Committee and our other outside directors believe RSUs will align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers.

The following graphs show the percentage of Mr. Campisi’s and our other named executive officers’ total target compensation for fiscal 2016 that was at-risk or variable.

Executive Compensation Policies and Practices

Our executive compensation policies and practices support good governance and mitigate excessive risk taking and include the following:

Policies and Practices	Big Lots Policies and Practices
Pay for Performance	In accordance with the Company’s pay-for-performance philosophy, performance-linked compensation comprised 50% to 61% of the compensation awarded to our named executive officers in fiscal 2016. We do not grant guaranteed bonuses to our named executive officers.

Stock Ownership Requirements	All of our outside directors and Leadership Team members are subject to stock ownership requirements.

Clawback Policy	We adopted a Clawback Policy which provides that we may require any associate to repay to the Company any incentive-based compensation (whether paid in cash or settled in equity) if the associate’s fraud, gross negligence or intentional misconduct was a contributing factor to the Company having to prepare an accounting restatement due to the Company’s material noncompliance with financial reporting requirements.

Anti-Hedging and Pledging Policy	We do not allow our directors or Leadership Team members to enter into any hedging, pledging or monetization transactions relating to our common shares.

Independent Compensation Consultant	The Committee’s independent compensation consultant is engaged directly by the Committee and performs services solely for the Committee.

Independent Board Chairman	We have separated our CEO and Chairman of the Board positions.

No Dividends on Unearned Performance Awards	We do not pay dividends on unearned performance awards.

No Excise Tax Gross-ups for Change-in-Control Payments in our Employment Agreements with Mr. Campisi and Ms. Bachmann	Our employment agreements prohibit the reimbursement of any “golden parachute” excise tax imposed under Section 4999 of the IRC.

2016 Annual Meeting Results and Shareholder Engagement

At our 2016 annual meeting of shareholders, we held an advisory vote of our shareholders regarding the compensation of our named executive officers as disclosed in our 2016 Proxy Statement (the “2016 say-on-pay vote”). Approximately 96% of votes cast voted in favor of our 2016 say-on-pay vote. The 2016 say-on-pay vote and discussions with shareholders before our 2016 annual meeting of shareholders suggested to us that the Company’s executive compensation program was strongly supported by our shareholders. Since our 2016 annual meeting of shareholders, the Committee has considered the results of the 2016 say-on-pay vote in its evaluation of our executive compensation program. Based on the strong support our shareholders expressed at our 2016 annual meeting of shareholders, after due consideration and consultation with Exequity LLP (“Exequity”), our independent compensation consultant for a portion of fiscal 2016 and Meridian Compensation Partners, LLC (“Meridian”), our independent compensation consultant for the balance of 2016, the Committee did not make any changes to our executive compensation program as a result of the 2016 say-on-pay vote.

However, the Company will continue to monitor shareholder concerns with its compensation programs and will seek shareholder input to help understand any issues shareholders may have with the Company’s compensation program.

Overview of our Executive Compensation Program

Philosophy and Objectives of our Executive Compensation Program

Our executive compensation program is designed to:

•	Align the interests of executives and shareholders through performance-linked compensation.

We pay annual cash incentive awards only if we achieve corporate performance goals. For fiscal 2016, sixty percent of our equity awards were awarded in the form of PSUs. The PSUs awarded for fiscal 2016 vest only if we meet performance targets over a three-year performance period. For the fiscal 2016 service period, the targets the Committee established for the PSUs are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs.

•	Motivate executives to contribute to our success and reward them for their performance.

We use the bonus and equity elements of our executive compensation program to motivate our executives to improve our business, promote sustainable profitability and create shareholder value. These compensation elements also incentivize our executives to meet or exceed the applicable corporate financial goals.

•	Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator group.

We believe most executives who consider joining our company expect to receive amounts and elements of compensation comparable to those offered by most companies in our comparator group and/or their current employer. We believe the amounts and elements of compensation that we offer make us competitive within our comparator groups, and that offering competitive packages has enabled us in recent years to attract and retain talented executives.

Executive Performance and Compensation Evaluation Process

The Committee leads the process for establishing our annual executive compensation program, but seeks the approval of its compensation decisions from our other outside directors. The Committee believes that having all outside directors approve executive compensation is consistent with best practices in corporate governance. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their executive compensation expertise.

Because of his direct knowledge of the performance and contributions of the other members of our Leadership Team, our CEO provides the Board and Committee with (1) performance updates regarding each member of our Leadership Team and (2) an annual performance evaluation and compensation recommendation for each such Leadership Team member in the first quarter of each fiscal year. Although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may elect to not follow, and are not bound by, our CEO’s recommendations on executive compensation. The Committee also conducts executive sessions to evaluate our CEO’s performance. All of our outside directors participate in the most comprehensive evaluation of our CEO’s performance which takes place in connection with our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its March 2016 meeting, the Committee:

•	reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives, policies and elements;

•	reviewed and discussed Mr. Campisi’s performance, contributions and value to our business;
•	reviewed and discussed Mr. Campisi’s performance evaluations and compensation recommendations for the other Leadership Team members;

•	reviewed and discussed comparative compensation survey data;

•	reviewed and analyzed tally sheets that included the total compensation awarded to each Leadership Team member during the immediately preceding two fiscal years;

•	analyzed the potential payments to each Leadership Team member upon termination of employment and change in control events;

•	considered internal pay equity by comparing the compensation of our CEO to the compensation of the other members of our Leadership Team;

•	prepared its fiscal 2016 compensation recommendations for each member of our Leadership Team;

•	determined that the performance trigger for the 2015 RSUs was achieved; and

•	determined that a bonus was payable under the annual incentive awards for fiscal 2015 as a result of corporate performance in fiscal 2015.

The Committee then shared its compensation recommendations, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were consistent with Mr. Campisi’s recommendations. At the March 2016 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the Leadership Team members.

Performance Evaluation

Our CEO, the Committee and our outside directors generally consider the following objective and subjective factors when evaluating the performance of the members of our Leadership Team, although the factors considered may vary for each executive:

•	long-term strategic goals;

•	short-term business goals;

•	profit and revenue goals;

•	expense goals;

•	operating margin improvement;

•	same store sales growth of the Company compared to the industry;

•	earnings per share growth;

•	optimization of organizational effectiveness and productivity;

•	leadership and the development of talent; and

•	fostering teamwork and other corporate values.

Our CEO, the Committee and the other outside directors do not assign any of these performance factors a specific weight when they evaluate corporate performance or individual performance. Our CEO, the Committee and the outside directors may consider different factors and may value the same factors differently. Our CEO, the Committee and our other outside directors also consider the performance of our competitors, specific business challenges and general economic and market conditions in their performance evaluations. See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Role of Management

Our CEO plays a significant role in determining the compensation of the other members of our Leadership Team. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitiveness of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments also assist the Committee in the administration of our employee benefit and compensation plans in accordance with the Committee’s charter and our compensation plans.

Our CEO and some members of management attend meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other Leadership Team members. These individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

The Committee has the authority under its charter to retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2016, the Committee’s independent compensation consultant, Exequity, provided the Committee with compensation and financial information from the public filings of the members of our retailer comparator group (as defined below in the “Comparative Compensation Data” section of this CD&A). The Committee also reviewed non-customized compensation surveys provided by several independent compensation consultants at the request of our human resources department. In fiscal 2016, the Committee interviewed a number of independent compensation consultants and after much diligence, hired Meridian as its new independent compensation consultant.

Comparative Compensation Data

The Committee reviews data regarding the compensation of executives at other companies in its annual review of the compensation of the members of our Leadership Team. For fiscal 2016, the Committee reviewed compensation data for a group of retailers similar to us with whom we believe we compete for talent (the “retailer comparator group”). The factors the Committee considered in selecting companies to include in the retailer comparator group included revenue, gross profit margin, geographic location, inventory turns, gross margin return on investment, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. The companies included in the retailer comparator group for fiscal 2016 were:

Abercrombie & Fitch	Dick’s Sporting Goods	Genesco
Advance Auto Parts	Dollar General	Guess
American Eagle Outfitters	Dollar Tree/Family Dollar	Ross Stores
Ascena Retail Group	DSW	Tractor Supply
Bed Bath & Beyond	Foot Locker	Williams – Sonoma
Burlington Stores

The Committee also reviewed aggregated executive compensation data regarding broader groups of companies included in compensation surveys provided by Mercer, Towers Watson and Hay. These broader comparator groups consisted of the Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information because the compensation surveys for the broader groups include compensation information on more executives and provide a more extensive basis on which to compare the compensation of the Leadership Team members, particularly those Leadership Team members whose responsibilities, experience and other factors are not directly comparable to the executives included in the publicly-available reports of the retailer comparator group. The comparator groups may vary from year to year based on the Committee’s assessment of which companies compete with us for talent and are similar to us in terms of operations or revenues and whether compensation information for the companies remains publicly available.

The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the total direct compensation levels for our Leadership Team members to the total direct compensation of similarly situated executives within the comparator groups. For purposes of this evaluation, no specific weight was given to one comparator group over the other and total direct compensation was comprised of salary, annual incentive award at target and equity awards.

While we evaluate total direct compensation awarded to Leadership Team members against the total direct compensation paid by the comparator groups, this evaluation merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation. As discussed in this CD&A, compensation is subjectively determined based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the comparator groups. We believe that our use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, attract, retain and motivate top talent, and reward executives who we believe excel or take on greater responsibility than executives at comparator companies.

Elements of our Executive Compensation for Fiscal 2016

The primary compensation elements we provide to our named executive officers are salary, bonus opportunities under the 2006 Bonus Plan and equity awards under the 2012 LTIP. In addition, our named executive officers are entitled to certain limited personal benefits and perquisites. We believe each of these individual elements and the total mix of elements are necessary to provide a competitive executive compensation program and advance our compensation philosophy and objectives.

Salary for Fiscal 2016

The Committee annually reviews and establishes the salary for each named executive officer. Salary serves as a short-term retention tool. A minimum salary for Mr. Campisi and Ms. Bachmann is set forth in his or her respective employment agreement, as described below in the “Elements of our Executive Compensation for Fiscal 2016 – Employment Agreements” section of this CD&A. Salary adjustments are based on a thorough and robust review of each named executive officer’s performance, but specific salary increases are not formally tied to any specific accomplishment.

In reviewing the salaries of our named executive officers, the Committee considered, among other factors, each executive’s past performance, experience, scope of responsibilities, base salary in comparison to our other employees and anticipated future contributions. For fiscal 2016, the Committee approved the following salaries for the named executive officers, which became effective March 27, 2016:

Name	Fiscal 2016 Salary ($)
Mr. Campisi	$1,100,000
Mr. Johnson	$580,920
Ms. Bachmann	$741,600
Mr. Schlonsky	$484,100
Mr. Robins	$437,750

Annual Incentive Award for Fiscal 2016

Each named executive officer has the opportunity to earn an annual incentive award under the 2006 Bonus Plan. We design our annual incentive awards to retain, motivate and reward executives on a year-to-year basis. Annual incentive award payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance goals under one or more financial measures established by the Committee when achievement of the goal is substantially uncertain. The corporate performance goals and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and, in the case of Mr. Campisi and Ms. Bachmann, their respective employment agreements.

The lowest level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “threshold.” The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “maximum.” If our performance in a fiscal year exceeds the threshold corporate performance goal that earns a threshold bonus, there is a corresponding increase in the amount of the annual incentive award (up to the maximum bonus level). Conversely, if we do not meet the threshold corporate performance goal, executives do not receive an annual incentive award. We believe that our annual incentive awards support our pay-for-performance philosophy and directly aligns the interests of our named executive officers with those of our shareholders. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding our annual incentive awards.

During their annual review of executive compensation in March 2016, the Committee and other outside directors approved the financial measure, corporate performance goals and payout percentages for the fiscal 2016 annual incentive awards. The Committee and the other outside directors selected operating profit, as adjusted in accordance with the requirements of the 2006 Bonus Plan, as the financial measure for the fiscal 2016 annual incentive awards because they believe it is a key indicator of the strength of our operating results and financial condition. The Committee and other outside directors selected the corporate performance goals based on the annual corporate operating plan established by the Board. The corporate performance goals were set at an acceptable minimum operating profit level for the threshold annual incentive award and at and above the projected operating profit in our annual corporate operating plan for the target annual incentive award and the maximum annual incentive award, respectively. The primary aim of the Committee and other outside directors in setting the corporate performance goals for fiscal 2016 was to reward the participants in our annual incentive award program while encouraging strong corporate earnings growth. The Committee and other outside directors believed the selected goals reflected challenging but reasonable levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2016 and our objectives to promote sustained profitability and provide goals that motivate our executives. The relationship between each of the corporate performance goals and between the corporate performance goals and our annual corporate operating plan may vary significantly from year to year as a result of specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors and performance of the retail sector) that the Committee and the other outside directors consider when establishing the goals.

The payout percentages for our named executive officers for fiscal 2016 were established at the discretion of the Committee and other outside directors, subject, in the case of Mr. Campisi and Ms. Bachmann, to the minimum payout percentages set forth in their respective employment agreements. The Committee and the other outside directors maintained the same annual incentive award payout percentages for our named executive officers for fiscal 2016 that applied for fiscal 2015. This decision was primarily driven by the belief of the Committee and other outside directors that those annual incentive award payout percentages were appropriate for fiscal 2016 to accomplish our executive compensation objectives.

To calculate the amount of the annual incentive awards earned under the 2006 Bonus Plan, if any, we first calculate the applicable financial measure for purposes of our financial statements. We then adjust the measure to eliminate the effect of those events, transactions or accrual items described in the 2006 Bonus Plan. The Committee approves such adjustments at the same time it establishes the corporate performance goals and annual incentive award payout percentages applicable to the award. These adjustments may increase or decrease the corporate performance amount achieved. Additionally, the Committee may exercise negative discretion to cancel or decrease the annual incentive awards earned (but not increase an annual incentive award for a covered employee, as that term is used in Section 162(m) of the IRC). Accordingly, the corporate performance amount may differ from the financial measure amount reported in our financial statements.

The Committee exercised negative discretion to reduce the corporate performance amount achieved for fiscal 2016 to exclude certain accrual items that would have otherwise increased such amount. The Committee decided to exclude these accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance goals were established for fiscal 2016, and not because of any corporate or individual performance factors.

The following table sets forth the payout percentage for each performance level, the corporate performance amount required to achieve the corresponding performance level, and the corporate performance amount and payout percentage achieved for fiscal 2016 (including the adjustments described in the preceding paragraph):

Annual Incentive Award Level and 2016 Results	Payout Percentage (% of salary)					Corporate Performance Amount ($)
	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Schlonsky	Mr. Robins
No Bonus	0	0	0	0	0	0-$	249,886,579
Threshold	60	30	30	30	25		$249,886,580
Target	120	60	60	60	50		$259,659,232
Maximum	240	120	120	120	100		$288,159,232
2016 Results	208.55	104.28	104.28	104.28	86.9		$280,690,478

Our operating profit for fiscal 2016 exceeded our operating plan as established by our Board and management and earned a bonus between the target and maximum performance levels. As a consequence of the fiscal 2016 bonus payments, total cash compensation paid to the named executive officers for fiscal 2016 was generally at or above the median for our peer group. We believe higher than market average total cash compensation is appropriate in light of our fiscal 2016 performance and advances our objectives to motivate our executives and reward strong performance.

Equity for Fiscal 2016

All equity awards granted to our named executive officers since May 23, 2012 have been issued under the 2012 LTIP. For fiscal 2016, we awarded PSUs and RSUs to our named executive officers. The Committee believes that granting equity awards to our named executive officers in amounts that are competitive with the equity awards granted to similarly situated executives within the comparator groups aligns the interests of our named executive officers with the interests of our shareholders and helps retain and motivate them. The Committee uses its discretion and market data, and does not utilize a particular formula, to determine the amount of equity awards it grants. The Committee undertook the following process to determine the amount of equity awards it granted to our named executive officers for fiscal 2016:

•	The Committee reviewed an estimate prepared by management of the number of common shares underlying the equity awards granted during fiscal 2016 to all recipients other than Mr. Campisi. This estimate was based on historical grant information, anticipated future events, and Mr. Campisi’s evaluation of the other Leadership Team members’ individual performance and his recommendations for the size of their equity awards.

•	In executive session, the Committee evaluated and approved Mr. Campisi’s recommendations for equity awards for the other Leadership Team members and determined the equity award for our CEO. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and EPS against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition and the market price of our common shares. See the “Performance Evaluation” section of this CD&A for a discussion regarding how our CEO and the Committee evaluate performance.

The Committee believes that this process makes our equity compensation awards consistent with corporate and individual performance and our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and potential impact on our operations and financial condition increases. Corporate and individual performance were the most significant factors in determining the size of the equity awards made to our named executive officers in fiscal 2016.

Vested PSUs and RSUs will be settled in our common shares. Any PSUs or RSUs that do not vest will be forfeited. The PSUs and RSUs do not have voting rights. PSUs and RSUs include a dividend-equivalent right, which represents the right to receive the equivalent of any cash dividends payable with respect to our common shares underlying the awards. Any cash dividends will accrue without interest and will vest and be paid only at the time the corresponding PSUs or RSUs vest. Any accrued cash dividends relating to PSUs or RSUs that do not vest will be forfeited.

The PSUs awarded to our named executive officers in fiscal 2016 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period with three separate service periods based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance as described in the following chart:

Performance Level	3-Year Average Performance Attainment	Vesting Factor
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

The Committee establishes the threshold, target and maximum performance levels applicable to the EPS and ROIC performance goals. For the first service period of the fiscal 2016 PSU awards, the Committee established the threshold, target and maximum EPS performance levels at $2.68, $3.35 and $4.02, respectively, and the threshold, target and maximum ROIC performance levels at 15.3%, 19.2% and 23.0%.

To calculate the attainment of the performance goals for the PSUs earned under the 2012 LTIP, if any, we first calculate the applicable performance goals for purposes of our financial statements. We then adjust the performance goals to eliminate the effect of those events, transactions or accrual items described in the 2012 LTIP. The Committee approves such adjustments at the same time it establishes the performance goals applicable to the PSU awards. These adjustments may increase or decrease the performance goals achieved. Additionally, the Committee may exercise negative discretion to decrease the final performance goals attained. Accordingly, the final performance goals may differ from the applicable financial goals reported in our financial statements.

In February 2017, the Committee reviewed the attainment of the performance goals for each of the three service periods during the three-year performance period applicable to the PSUs awarded to our named executive officers in fiscal 2014 (the “fiscal 2014 PSU awards”). The vesting of the fiscal 2014 PSU awards was based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Committee certified with respect to the fiscal 2014 PSU awards that (a) the average EPS attainment was 106.9% which yielded a vesting factor of 117.1%, (b) the average ROIC attainment was 109% which yielded a vesting factor of 122.5% and (c) the overall vesting factor was 119.8%.

The RSUs awarded to our named executive officers in fiscal 2016 will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date. These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance component is designed to preserve the deductibility of the RSU awards under Section 162(m) of the IRC. As a result of our performance in fiscal 2016, the performance measure for the fiscal 2016 RSU awards was met. Accordingly, one-third of the RSU awards for fiscal 2016 vested on the second trading day after we filed with the SEC our Current Report on Form 8-K reflecting the attainment of the performance measure.

Personal Benefits and Perquisites

We provide our named executive officers with certain benefits that are available to nearly all salaried employees, including paid group term life insurance equal to one and a half times base salary, matching contributions to our Savings Plan, and medical and dental insurance. We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.

Our Executive Benefit Plan reimburses executives for health-related costs incurred but not covered under our Big Lots Associate Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the enhanced long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and also reimburse our named executive officers for any income taxes resulting from our payment of such premiums.

In fiscal 2016, the Committee authorized Mr. Campisi to use the corporate aircraft for up to $100,000 (as such amount is calculated as described in the notes accompanying the “Summary Compensation Table for 2016” section of this CD&A) of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. We reported imputed income for income tax purposes for the value of his non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the IRC. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of corporate aircraft.

Employment Agreements

We have entered into an employment agreement with each of Mr. Campisi and Ms. Bachmann. We negotiated the terms of each employment agreement with the executive. In those negotiations, we considered many factors, including:

•	our need for the services of the executive;

•	the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

•	the skills and past and anticipated future performance of the executive;

•	the compensation paid to similarly-situated executives at comparator group companies;

•	the relationship between the compensation offered to the executive and paid to the other Leadership Team members;

•	our perception of the relative bargaining power of the Company and the executive; and

•	to the extent applicable, the elements and amounts of compensation offered or paid to the executive by another employer.

On March 17, 2015, we entered into an Executive Employment Agreement (the “New Employment Agreement”) with Mr. Campisi, which amended, restated and replaced the employment agreement we entered into with Mr. Campisi on May 3, 2013 (the “Original Agreement”). Unless terminated earlier in accordance with its terms, the New Employment Agreement will remain effective until May 3, 2020 and will automatically renew for successive one-year renewal terms on each May 4 thereafter.

The New Employment Agreement modified the payments and benefits to which Mr. Campisi is entitled as follows:

•	increases his annual base salary from $900,000 under the Original Agreement to $1,050,000 (and from his base salary of $950,000 in fiscal 2014);

•	increases the minimum payout percentages (expressed as a percentage of his annual base salary) that may be established for his target and maximum annual incentive award levels from 100% and 200%, respectively, under the Original Agreement to 120% and 240% (and from 110% and 220% in fiscal 2014);

•	authorizes Mr. Campisi to use aircraft for personal travel in an amount up to $100,000 per calendar year (calculated based on the aggregate incremental cost to the Company in accordance with SEC rules and regulations);

•	requires that we maintain and pay all premiums on a life insurance policy on Mr. Campisi in a face amount equal to two times his current base salary (an increase from our current company policy of one and a half times base salary, up to a $1,000,000 total benefit);

•	provides Mr. Campisi with certain payments and benefits in the event that he retires after May 3, 2020 and complies with all restrictive covenants in the New Employment Agreement; and

•	conforms the severance payments and benefits provided to Mr. Campisi if we terminate him without cause or he terminates his employment for good reason to the severance payments and benefits provided to our Chief Executive Officer upon such termination events under the Big Lots Executive Severance Plan adopted on August 28, 2014 (the “Severance Plan”).

The New Employment Agreement also specifically addresses the vesting of outstanding awards under the Company’s equity incentive plans upon certain termination events. The Original Agreement deferred to the vesting provisions set forth in the equity incentive plans and related award agreements and the Severance Plan.

On April 29, 2013, we entered into a Second Amended and Restated Employment Agreement with Ms. Bachmann. The term of Ms. Bachmann’s employment agreement will remain effective as long as we employ her unless we and the executive mutually agree to amend or terminate her employment agreement.

Under the terms of her employment agreement, Ms. Bachmann is entitled to receive at least $625,000 in annual base salary. Ms. Bachmann’s employment agreement also establishes the minimum payout percentages (as a percentage of base salary) that may be set for her target and maximum annual incentive award levels as 60% and 120%, respectively.

The employment agreements with Mr. Campisi and Ms. Bachmann impose several restrictive covenants on the executive that survive the termination of his or her employment in exchange for minimum salary levels and target and maximum bonus payout percentages, potential severance and change in control payments and other benefits. These restrictive covenants include confidentiality (infinite), non-solicitation (two years, but reduced to six months for Mr. Campisi following a change in control), non-disparagement (infinite), non-competition (two years for Mr. Campisi and one year for Ms. Bachmann, but reduced to six months for each executive following a change in control), and continuing cooperation (infinite).

The employment agreements do not require us to reimburse the executives for the amount of any golden parachute excise tax imposed under Section 4999 of the IRC. Each employment agreement provides that if the payments to be received by the executive in connection with a change in control constitute “excess parachute payments,” the executive’s payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless the executive would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced.

Termination of Employment

The consequences of termination of employment under the employment agreements depend on the circumstances of the termination and are described below in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Senior Executive Severance Agreements

We are a party to a senior executive severance agreement (all entered into prior to fiscal 2016) with each of Messrs. Johnson, Schlonsky and Robins, and several other key officers who are not parties to an employment agreement. The senior executive severance agreements expire on the first anniversary of the date of execution and automatically renew for an additional year unless we provide the executive at least 30 days’ notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control, the executive is terminated by us (other than for cause) or as a result of a constructive termination: (i) a lump-sum payment equal to 200% of the executive’s then current annual salary and maximum annual incentive award; and (ii) for a period of one year, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executives are also entitled to reimbursement of legal fees and expenses they incur in seeking to enforce their rights under the agreement. Additionally, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement will be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC.

Severance Plan

The Board adopted the Severance Plan, which covers each of our named executive officers and several of our other key executives, to provide a more uniform approach to severance for our executives that avoids the use of individual severance agreements and ensures that restrictive covenants apply to our key executives. The payments and benefits to which our named executive officers would be entitled to under the Severance Plan (collectively, the “Severance Benefits”) if they are terminated without Cause (as defined in the Severance Plan) or on account of a Constructive Termination (as defined in the Severance Plan) are described below in the “Potential Payments Upon Termination or Change in Control – Involuntary Termination Without Cause” section of this Proxy Statement.

The Severance Plan imposes confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation obligations on participants. The non-competition and non-solicitation obligations apply during the period of employment and continue until the end of the restriction period set forth in the Severance Plan.

The Severance Plan does not provide for a gross-up payment to any participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the IRC. Instead, the Severance Plan provides that in the event that the Severance Benefits would, if provided, be subject to the Excise Tax, then the Severance Benefits will be reduced to the extent necessary so that no portion of the Severance Benefits is subject to the Excise Tax, provided that the net amount of the reduced Severance Benefits, after giving effect to tax consequences, is greater than or equal to the net amount of the Severance Benefits without such reduction, after giving effect to the Excise Tax and tax consequences.

Any executive who is a party to an employment agreement with the Company or any of its subsidiaries or affiliates (except for Mr. Campisi and Ms. Bachmann) will not be eligible to participate in the Severance Plan. If either of Mr. Campisi or Ms. Bachmann is entitled to benefits under the Severance Plan and to severance benefits under their respective employment agreement, they will receive the greater of (i) the aggregate benefits payable under the Severance Plan or (ii) the aggregate severance benefits payable under their respective employment agreement.

Post-Termination and Change in Control Arrangements

The employment agreements and senior executive severance agreements described above provide for potential severance and change in control payments and other consideration. Our equity compensation plans and related award agreements also provide for the accelerated vesting of outstanding stock options, restricted stock, PSUs and RSUs in connection with certain termination events.

The severance provisions of the employment agreements and the senior executive severance agreements are intended to enhance our ability to attract and retain executives by providing the executives with competitive severance and change in control payments and benefits. The change in control provisions of the employment agreements and severance agreements provide that the executive will receive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control (including a constructive termination and, in the case of Mr. Campisi under the New Employment Agreement, termination for good reason). This “double trigger” structure is intended to enable us to incentivize our executive officers to remain objective in connection with, and not be distracted by the personal uncertainties and risks created by, an actual or proposed change in control.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Retirement Plans

We maintain two retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); and (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). We terminated our tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”) on January 31, 2016 and our non-qualified supplemental pension plan (“Supplemental Pension Plan”) on December 31, 2015. We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our comparator groups and that providing these plans enhance our ability to attract and retain qualified executives. See the “Nonqualified Deferred Compensation – Supplemental Savings Plan” section of this Proxy Statement for a discussion of our retirement plans.

Our Executive Compensation Program for Fiscal 2017

In establishing the executive compensation program for fiscal 2017, the Committee engaged a new independent compensation consultant, Meridian, to:

•	provide comparative compensation data;

•	review and recommend changes to our executive compensation program;

•	review the appropriateness of our retailer-only comparator group; and

•	compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the retailer-only comparator group.

The Committee did not make any material changes to the design of our executive compensation program when establishing compensation for fiscal 2017. For fiscal 2017, we awarded RSUs and PSUs. The RSUs vest ratably over three years from the grant date of the award and also contain a performance component intended to preserve deductibility under Section 162(m) of the IRC. The PSUs vest only if we meet performance targets over a three-year performance period with three separate service periods. For the fiscal 2017 service period, the PSU performance targets are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs.

For fiscal 2017, the Committee recommended, and the outside directors approved, the following salaries, payout percentages for the target annual incentive award level (with threshold being one-half of the target payout percentage and maximum being double the target payout percentage) and equity awards for our named executive officers:

Name	Fiscal 2017 Salary ($)	Fiscal 2017 Target Annual Incentive Award Payout Percentage (%)	Common Shares Underlying RSU Award (#)	Common Shares Underlying Target PSU Award (#)
Mr. Campisi	1,150,000	130	41,949	62,925
Mr. Johnson	598,350	60	10,153	15,231
Ms. Bachmann	763,850	60	12,962	19,444
Mr. Schlonsky	498,625	60	8,461	12,693
Mr. Robins	460,000	60	6,801	10,202

Compensation Policies and Practices

Minimum Share Ownership Requirements and Hedging and Pledging Prohibition

The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must own common shares having an aggregate value equal to at least the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Outside Director	5x
Chief Executive Officer	5x
Executive Vice President	2.5x
Senior Vice President	2x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, unvested RSUs, unvested PSUs (at the threshold amount), deferred stock units and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 is required to meet the requirements at each annual adjustment date (the “testing date”). Each Leadership Team member that was a Leadership Team member when these requirements were adopted is required to meet the requirements on each annual adjustment date. Outside directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for outside directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 14, 2017, each outside director and executive who has been on the Board or a Leadership Team member for at least five years satisfied our minimum share ownership requirements. In addition to the minimum share ownership requirements, we do not allow our outside directors or Leadership Team members to enter into any hedging, pledging or monetization transactions involving our common shares.

Equity Grant Timing

Pursuant to the terms of the 2005 LTIP and 2012 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2016, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards was the second trading day following our release of fiscal 2016 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the 15th day of the month following the month of the hire or promotion date. We have no policy of timing the grant date of equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC. In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

For fiscal 2016, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the base compensation paid to Mr. Campisi. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Summary Compensation Table for 2016

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David J. Campisi,	2016	1,092,308	-	6,172,807	-	2,294,028	-	240,384	9,799,527
Chief Executive Officer and President	2015	1,034,656	-	5,307,038	-	2,089,206	-	196,084	8,626,984
	2014	942,308	-	6,458,624	-	1,149,690	-	155,778	8,706,400
Timothy A. Johnson,	2016	578,317	-	1,535,950	-	605,749	-	71,132	2,791,148
Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2015	543,935	-	1,218,004	-	545,266	-	49,404	2,356,609
	2014	503,846	-	1,422,946	-	336,651	-	48,043	2,311,486

Lisa M. Bachmann,	2016	738,277	-	1,960,751	-	773,296	-	101,014	3,573,338
Executive Vice President, Chief Merchandising and Operating Officer	2015	694,773	-	1,552,317	-	696,851	-	57,816	3,001,757
	2014	646,154	-	1,892,202	-	429,065	-	58,125	3,025,546
Michael A. Schlonsky,	2016	481,931	-	1,279,951	-	504,790	228,547	116,861	2,612,080
Executive Vice President, Human Resources and Store Operations	2015	446,312		761,574		408,089	605	60,838	1,677,418
	2014	404,615	-	883,032	-	225,541	87,072	44,517	1,644,777

Ronald A. Robins, Jr., Senior Vice President, General Counsel and Corporate Secretary (7)	2016	435,788	-	771,561	-	380,383	-	52,557	1,640,289

(1)	We are a party to an employment agreement with Mr. Campisi and Ms. Bachman, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2016 – Employment Agreements” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Johnson, Mr. Schlonsky, and Mr. Robins, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2016 – Senior Executive Severance Agreements” section of the CD&A. We are a party to an executive severance plan with each of our named executive officers, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2016 – Severance Plan” section of the CD&A.

(2)	The amounts in this column reflect the salary earned by each named executive officer during fiscal 2016.

(3)	The amounts in this column reflect the sum of (i) the grant date fair value of the restricted stock unit awards as determined in accordance with ASC 718 and (ii) the estimated fair value of the performance share unit awards issued. These awards were granted to the executives under the 2012 LTIP. The amounts in this column exclude the effect of any estimated forfeitures.

(4)	The amounts in this column reflect annual incentive awards earned under the 2006 Bonus Plan for performance during each of the last three fiscal years.

(5)	For fiscal 2016, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:

i.	The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;

ii.	Matching contributions made by Big Lots pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below and for Mr. Schlonsky, a $53,000 transition contribution related to the termination of our Pension Plan and Supplemental Pension Plan;

iii.	Healthcare costs paid by Big Lots pursuant to the Executive Benefit Plan, which is described in the “Elements of our Executive Compensation for Fiscal 2016 – Personal Benefits and Perquisites” section of the CD&A;

iv.	Premiums paid by Big Lots for life insurance, which is generally available to all full-time employees;

v.	Premiums paid by Big Lots for long-term disability insurance, which is described in the “Elements of our Executive Compensation for Fiscal 2016 – Personal Benefits and Perquisites” section of the CD&A;

vi.	The cost to Big Lots associated with the executive’s use of an automobile or receipt of a cash allowance in lieu of an automobile;

vii.	The aggregate incremental cost to Big Lots associated with non-business use of corporate aircraft by Mr. Campisi;

viii.	Matching charitable contributions made by Big Lots; and

ix.	Dividends paid on vested RSU awards.

The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2016 as part of Mr. Campisi’s overall compensation package, is described in the “Elements of our Executive Compensation for Fiscal 2016 – Personal Benefits and Perquisites” section of the CD&A.

Name	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Schlonsky	Mr. Robins
Reimbursement of Taxes ($)	15,502	3,644	5,383	7,732	3,848
Big Lots Contributions to Defined Contribution Plans ($)	10,600	10,600	10,600	63,600	10,600
Big Lots Paid Health Care under Executive Benefits Plans ($)	15,887	3,015	4,902	7,452	6,777
Big Lots Paid Life Insurance Premiums ($)	1,191	1,034	1,191	863	774
Big Lots Paid Long-Term Disability Insurance Premiums ($)	941	941	941	941	913
Use of Automobile or Automobile Allowance ($)	45,079	13,200	13,200	13,200	13,200
Non-Business Aircraft Usage ($)	96,240	-	-	-	-
Matching Charitable Contributions ($)	15,000	15,000	15,000	15,000	15,000
Dividend Payments ($)	39,944	23,698	49,797	8,073	1,445
(6)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts in this column.

(7)	Mr. Robins was not a named executive officer in fiscal 2014 and 2015.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan and the 2012 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the following Grants of Plan-Based Awards in Fiscal 2016 table.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other non-employee directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award exists, and the Compensation Committee has the discretion to cancel or decrease an annual incentive award (but may not increase an annual incentive award for a covered employee (as that term is used within Section 162(m) of the IRC)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2006 Bonus Plan range from the threshold to the maximum annual incentive award payout percentages, and include all amounts in between. The smallest target and maximum annual incentive award payout percentages that may be set annually for our named executive officers who are a party to an employment agreement with us are set forth in their respective employment agreements. The threshold annual incentive award payout percentage is pre-established annually by the Compensation Committee and the other non-employee directors and has historically been one-half of the target annual incentive award payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other non-employee directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum annual incentive award payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Elements of our Executive Compensation for Fiscal 2016 – Annual Incentive Award for Fiscal 2016” and “Elements of our Executive Compensation for Fiscal 2016 – Employment Agreements” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2016.

Big Lots 2012 Long-Term Incentive Plan

Since May 23, 2012, all employee equity awards, including those made to our named executive officers, have been granted under the 2012 LTIP. The 2012 LTIP authorizes the grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units (“RSUs”), (6) deferred stock units, (7) performance shares, (8) performance share units (“PSUs”), (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, non-employee directors and consultants are eligible to receive Awards under the 2012 LTIP.

The total number of common shares available for Awards under the 2012 LTIP is equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

Of the total number of common shares available for grant under the 2012 LTIP, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP. A participant may receive multiple Awards under the 2012 LTIP.

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2012 LTIP (other than those made to the non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled, or if the recipient is terminated without cause, after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient voluntarily terminates employment with us prior to vesting.

The RSUs awarded to our named executive officers in fiscal 2016 pursuant to the 2012 LTIP covered a fixed number of RSUs. The RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance component is designed to preserve the deductibility of the RSU awards under Section 162(m) of the IRC.

The PSUs awarded to our named executive officers in fiscal 2016 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance. For the first service period of the fiscal 2016 PSU awards, the Committee established the threshold, target and maximum EPS performance levels at $2.68, $3.35 and $4.02, respectively, and the threshold, target and maximum ROIC performance levels at 15.3%, 19.2% and 23.0%, respectively.

The performance share units awarded to Mr. Campisi in fiscal 2013 vest in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13 (i.e., appreciate to $40.84, $44.56 and $48.27) before the earlier to occur of the termination of his employment or the seventh anniversary of the grant date. This award fully vested in fiscal 2016.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and senior executive severance agreements and the 2012 LTIP, see “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below. See the “Elements of our Executive Compensation for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2012 LTIP in fiscal 2016.

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth each award made to our named executive officers in fiscal 2016 under the 2006 Bonus Plan and the 2012 LTIP.

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($/ Shr.) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Campisi	-	660,000	1,320,000	2,640,000	-	-	-	-	-	-	-
	3/8/16	-	-	-	41,052	82,104	123,156	-	-	-	3,703,711
	3/8/16	-	-	-	-	-	-	54,735	-	-	2,469,096
Mr. Johnson	-	174,276	348,552	697,104	-	-	-	-	-	-	-
	3/8/16	-	-	-	10,215	20,430	30,645	-	-	-	921,597
	3/8/16	-	-	-	-	-	-	13,619			614,353
Ms. Bachmann	-	222,480	444,960	889,920	-	-	-	-	-	-	-
	3/8/16	-	-	-	13,040	26,080	39,120	-	-	-	1,176,469
	3/8/16	-	-	-	-	-	-	17,386			784,282
Mr. Schlonsky	-	145,230	290,460	580,920	-	-	-	-	-	-	-
	3/8/16	-	-	-	8,513	17,025	25,538	-	-	-	767,998
	3/8/16	-	-	-	-	-	-	11,349			511,953
Mr. Robins	-	109,438	218,875	437,750	-	-	-	-	-	-	-
	3/8/16	-	-	-	5,132	10,263	15,395	-	-	-	462,964
	3/8/16	-	-	-	-	-	-	6,841			308,598

(1)	As discussed in the “Compensation Policies & Practices – Equity Grant Timing” section of the CD&A, in fiscal 2016, the Board set the grant date for the RSU awards and the service inception date for the PSU awards as the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards.

(2)

The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2016 pursuant to the 2006 Bonus Plan, which annual incentive award levels are further described in the “Elements of our Executive Compensation for Fiscal 2016 – Annual Incentive Award for Fiscal 2016” section of the CD&A. For fiscal 2016, our named executive officers earned an annual incentive award under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table.

(3)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum number of PSUs awarded pursuant to the 2012 LTIP that each named executive officer is eligible to earn depending on the level of achievement of the applicable performance metrics over the three-year performance period. For more information on PSUs, see the narrative preceding this table and the “Elements of our Executive Compensation for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

(4)	The amounts in column (i) represent RSUs awarded pursuant to the 2012 LTIP, which awards are described in the narrative preceding this table and the “Elements of our Executive Compensation for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

(5)	This column represents the full grant date fair value of the RSUs as calculated in accordance with ASC 718 and the estimated fair value of the PSUs as of the issuance date based on the probable outcome of the performance conditions granted to each of our named executive officers.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2016, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Mr. Campisi	-	28,875	-	37.13	5/6/2020	-	-	-	-
	-	-	-	-	-	107,173	5,216,110	288,734	14,052,684
Mr. Johnson	12,000	-	-	41.12	3/7/2018	-	-	-	-
	8,000	-	-	33.67	7/18/2018	-	-	-	-
	35,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	30,000	10,000	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	25,438	1,238,067	118,218	5,753,670
Ms. Bachmann	40,000	-	-	41.12	3/7/2018	-	-	-	-
	40,000	-	-	43.85	3/6/2019	-	-	-	-
	30,000	10,000	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	32,737	1,593,310	135,512	6,595,369
Mr. Schlonsky	15,000	-	-	41.12	3/7/2018	-	-	-	-
	15,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	15,000	5,000	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	18,715	910,859	60,545	2,946,725
Mr. Robins	-	-	-	-	-	10,509	511,473	18,476	899,227

(1)	All stock option awards reflected in this table were made pursuant to the 2005 LTIP or 2012 LTIP. Stock option awards made under the 2005 LTIP or 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The awards reported in column (g) reflect the unvested RSUs awarded to the named executive officers in fiscal 2016, fiscal 2015 and fiscal 2014 under the 2012 LTIP. These RSUs will vest at a rate of one third per year over the first three anniversaries of the grant date. The first third of the fiscal 2015 RSU awards and the second third of the fiscal 2014 RSU awards vested during fiscal 2016. For additional information regarding the fiscal 2016 RSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2016 table and the “Our Executive Compensation Program for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

(3)	The awards reported in column (i) reflect the following: (1) for Mr. Campisi, a PSU award in fiscal 2016, fiscal 2015 and fiscal 2014 (each at the target amount) and a restricted stock award in fiscal 2013; (2) for Mr. Robins, a PSU award in fiscal 2016 and fiscal 2015 (each at the target amount); and (3) for Mr. Johnson, Ms. Bachmann and Mr. Schlonsky, a PSU award in fiscal 2016, fiscal 2015 and fiscal 2014 (each at the target amount) and restricted stock awards in fiscal 2013 and fiscal 2012. If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2016 and fiscal 2015, the total number of PSUs that would vest and be earned for such PSU awards would be: (1) 219,765 for Mr. Campisi; (2) 52,818 for Mr. Johnson; (3) 67,378 for Ms. Bachmann; (4) 39,401 for Mr. Schlonsky; and (5) 27,713 for Mr. Robins. The fiscal 2014 PSU awards vested on March 29, 2017. For additional information on the fiscal 2014 PSU awards, see the narrative discussion in “Our Executive Compensation Program for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

All awards were made pursuant to the 2005 LTIP or 2012 LTIP. The first trigger for the fiscal 2013 and fiscal 2012 restricted stock awards is EPS of $1.50 and the second trigger for the fiscal 2013 award is EPS of $3.98 and the second trigger for the fiscal 2012 restricted stock awards is EPS of $3.95. The fiscal 2012 restricted stock awards vested on March 7, 2017. The actual number of PSUs awarded to each named executive officer in fiscal 2016, fiscal 2015 and fiscal 2014 that will vest and be earned (if any) by each named executive officer is determined after the three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). For additional information regarding the fiscal 2016 PSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2016 table and the “Our Executive Compensation Program for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

(4)	The market value was computed by multiplying the number of units or shares by $48.67, the closing price of our common shares on January 28, 2017. If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2016 and fiscal 2015, the aggregate market value for such PSU awards would be: (1) $10,695,962 for Mr. Campisi; (2) $2,570,652 for Mr. Johnson; (3) $3,279,287 for Ms. Bachmann; (4) $1,917,646 for Mr. Schlonsky; and (5) $1,348,792 for Mr. Robins. The fiscal 2014 PSU awards vested on March 29, 2017. For additional information on the fiscal 2014 PSU awards, see the narrative discussion in “Our Executive Compensation Program for Fiscal 2016 – Equity for Fiscal 2016” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2016

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mr. Campisi	56,150	786,670	49,742	2,305,534
Mr. Johnson	15,000	222,011	18,312	860,507
Ms. Bachmann	50,000	706,500	40,874	1,858,166
Mr. Schlonsky	15,000	215,201	7,173	325,562
Mr. Robins	-	-	1,806	91,546

Pension Benefits

Pension Plan and Supplemental Pension Plan

The Pension Plan was maintained only for certain employees hired before April 1, 1994. Effective January 1, 1996, the benefits accrued under the Pension Plan for certain highly compensated individuals were frozen at the then current levels. The Supplemental Pension Plan was maintained only for those executives whose benefits were frozen under the Pension Plan on or after January 1, 1996. On December 31, 2015, we froze the accrual of benefits under the Pension Plan and terminated the Supplemental Pension Plan, and we terminated the Pension Plan on January 31, 2016. Based on their respective dates of hire, Mr. Schlonsky is the only named executive officer who was eligible to participate in these plans.

The Pension Plan was intended to qualify under the IRC and comply with the Employee Retirement Income Security Act of 1974, as amended. The amount of the Big Lots’ annual contribution to the Pension Plan was actuarially determined to accumulate sufficient funds to maintain projected benefits. The Supplemental Pension Plan constituted a contract to pay benefits upon retirement. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. We have no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of our general creditors.

Effective January 1, 1993, the annual retirement benefit payable upon retirement under the Pension Plan and the Supplemental Pension Plan for those working until age 65 was, and continues to be, equal to 1% of the average annual compensation during the participant’s highest compensated five consecutive year period of employment with Big Lots multiplied by the years of service up to a maximum of 25 (“Normal Retirement Pension”), with participation and benefits being limited in and for any single year to one plan (not both plans) based on the participant’s status as a highly compensated employee, as defined in the IRC. This benefit is payable when a participant reaches the normal retirement age of 65; however, the Pension Plan and Supplemental Pension Plan provide the option to retire early (generally at age 55) or to continue employment beyond the normal retirement age.

Under the Pension Plan and the Supplemental Pension Plan, a participant who has reached the age of 55 and has at least five years of service with us can elect to retire early and receive a reduced monthly pension commencing on the date of the participant’s early termination (if age plus service equals 65 or more). Alternatively, a participant who has reached the age of 65 can elect to continue employment with us and continue participation in either the Pension Plan or Supplemental Pension Plan until the participant retires, at which time the participant will receive his Normal Retirement Pension. Participants who terminate employment due to a disability are entitled to a pension amount under the Pension Plan equal to the actuarially-determined present value of the Normal Retirement Pension. The spouse of a participant who dies before retirement is entitled to receive an amount equal to the actuarially-determined present value of the Normal Retirement Pension reduced for the period of time that the participant’s death or 25th anniversary of employment, if later, precedes the normal retirement age. A participant who terminates employment for any reason other than death or retirement may receive a reduced pension amount determined based on the number of years the participant was employed by us.

A participant may elect to receive a monthly annuity payment from the Pension Plan upon separation. Alternatively, a participant may elect to receive a lump sum payment of the entire actuarial equivalent of the participant’s accrued retirement pension or a reduced monthly annuity payable over a fixed number of months. Under the Supplemental Pension Plan, a lump sum payment of the entire actuarial equivalent of the participant’s retirement pension will be made within 90 days of the Entitlement Date.

For purposes of calculating benefits under the Pension Plan, compensation is defined to include the monthly equivalent of the total cash remuneration paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the IRC, including bonuses. The table below illustrates the amount of annual benefits payable at age 65 to a person with the specified five year average compensation and years of service under the Pension Plan combined with the Supplemental Pension Plan; assuming working to age 65.

Final Average	Years of Service
Compensation	10	15	20	25
$100,000	$10,000	$15,000	$20,000	$25,000
$125,000	$12,500	$18,750	$25,000	$31,250
$150,000	$15,000	$22,500	$30,000	$37,500
$175,000	$17,500	$26,250	$35,000	$43,750
$200,000	$20,000	$30,000	$40,000	$50,000
$225,000	$22,500	$33,750	$45,000	$56,250
$250,000	$25,000	$37,500	$50,000	$62,500

The maximum annual benefit payable under the Pension Plan is restricted by the IRC ($210,000 for calendar year 2016). At January 28, 2017, the maximum five year average compensation taken into account for benefit calculation purposes was $259,000. The compensation taken into account for benefit calculation purposes is limited by law ($265,000 for calendar year 2016), and is subject to statutory increases and cost-of-living adjustments in future years. Income recognized as a result of the exercise of stock options and the vesting of restricted stock is disregarded in computing benefits under the Pension Plan.

Pension Benefits Table for Fiscal 2016

The following table reflects the number of years of credited service and the present value of accumulated benefits payable to Mr. Schlonsky under the Pension Plan and the Supplemental Pension Plan.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Campisi	N/A	-	-	-
Mr. Johnson	N/A	-	-	-
Ms. Bachmann	N/A	-	-	-
Mr. Schlonsky	Pension Plan	5	-	14,818
	Supplemental Pension Plan	17	-	224,764
Mr. Robins	N/A	-	-	-

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($265,000 for calendar year 2016). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $10,600 for fiscal 2016.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2016

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (2) (c)	Aggregate Earnings in Last FY ($) (3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (4) (f)
Mr. Campisi	426,303	4,664	126,985	-	936,822
Mr. Johnson	290,834	4,664	79,360	-	1,228,970
Ms. Bachmann	20,412	4,664	54,498	-	451,619
Mr. Schlonsky	32,952	57,664	82,499	-	678,113
Mr. Robins	47,955	-	7,152	-	62,579

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2016.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2016.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2015 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)	$381,941, $295,322, $40,116 and $59,304 of the amounts in this column were previously reported as compensation to Mr. Campisi, Mr. Johnson, Ms. Bachmann and Mr. Schlonsky, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2016 Fiscal Year End” section below reflects the payments that may be received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily without cause (including a constructive termination (as defined in the Severance Plan)); (2) in connection with the executive’s disability; (3) upon the executive’s death; (4) upon the executive’s retirement (none of our named executive officers were retirement eligible at the end of fiscal 2016); or (5) in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Termination for Cause

If a named executive officer who is a party to an employment agreement with us (Mr. Campisi and Ms. Bachmann) is terminated for cause or due to his or her voluntary resignation, we have no obligation under the employment agreement to pay any unearned compensation or to provide any future benefits to the executive; provided, however that if Mr. Campisi terminates his employment for “good reason” (as defined in the New Employment Agreement), he will be entitled to the payments and benefits described below in “Termination Without Cause.”

Involuntary Termination Without Cause

If a named executive officer is involuntarily terminated without cause (including a constructive termination), the Severance Plan would entitle the named executive officer to:

•	a cash payment equal to the product of (1) the named executive officer’s annualized base salary in effect on the date of termination and (2) a multiple thereof;

•	a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•	a cash payment for outplacement assistance;

•	continued coverage for the named executive officer under our health plans until the last day of the calendar month in which the post-termination restriction period applicable to the named executive officer elapses, plus the amount necessary to reimburse the named executive officer for the taxes he or she would be liable for as a result of such continued coverage; and

•	prorated vesting of all unvested, outstanding restricted stock awards granted to the named executive officer on or before February 1, 2014 and, upon achievement of the applicable performance trigger, prorated vesting of all unvested, outstanding RSU awards granted to the named executive officer.

The New Employment Agreement would also entitle Mr. Campisi to these payments and benefits in the event he terminates his employment with us for “good reason.”

Termination due to Disability or Death

If a named executive officer is terminated as a result of his or her disability or death:

•	the Severance Plan would entitle the named executive officer to a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•	unvested restricted stock awards granted under the 2005 LTIP and 2012 LTIP would vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed;

•	unvested stock options granted under the 2005 LTIP and 2012 LTIP in and after fiscal 2009 would vest on the date of termination, provided that the date of termination occurs at least six months following the grant date;

•	a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

•	a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, under the New Employment Agreement, if Mr. Campisi’s employment is terminated as a result of his disability or death, all of Mr. Campisi’s unvested, outstanding service-based equity grants and awards and RSUs granted after February 1, 2014 would become fully vested upon termination.

Termination Upon Retirement

If a named executive officer is terminated as a result of his or her retirement (as defined in the applicable award agreement):

•	a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

•	if the performance condition is satisfied before the third anniversary of the grant date, a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, under the New Employment Agreement, if Mr. Campisi’s employment is terminated as a result of his retirement after May 3, 2020:

•	Mr. Campisi would be eligible (based on our achievement of at least the threshold performance goal) to receive a prorated annual incentive award for the fiscal year in which his termination is effective;

•	all of Mr. Campisi’s unvested, outstanding service-based equity grants and awards and RSUs granted after February 1, 2014 for which the performance condition has been satisfied would continue to vest for 24 months after the date of termination and any such awards and units that vest more than 24 months after the date of termination will be forfeited; and

•	a pro rata portion of Mr. Campisi’s unvested, outstanding performance-based equity grants and awards, to be determined by (1) multiplying the amount of such award or grant that would have been earned had Mr. Campisi remained employed through the last vesting date under such award or grant by (2) a fraction, the denominator of which is the total number of days between the grant date of the award and the last vesting date under such award and the numerator of which is the number of days between the grant date of the award and Mr. Campisi’s termination date plus 730, provided such fraction shall never exceed 1.00. 730 is added to the numerator, as it is the equivalent number of days to the 24 months of continued vesting used for Mr. Campisi’s service-based equity grants and RSUs and is also equivalent to the time Mr. Campisi will be subject to the restrictive covenants included in the New Employment Agreement. The performance-based equity grants and awards will only vest upon the certification of the applicable performance criteria and will be paid at the end of the applicable performance period.

Termination in connection with Change in Control

If terminated without cause (including a constructive termination) within 24 months after a change in control, the senior executive severance agreements would entitle Mr. Johnson, Mr. Schlonsky and Mr. Robins to (1) a lump-sum payment equal to 200% of the executive’s then current annual base salary and maximum annual incentive award and (2) continued coverage under our health plans for up to one year after the date of termination.

If terminated without cause (including a constructive termination and, in the case of Mr. Campisi under the New Employment Agreement, termination for good reason), the employment agreements would entitle Mr. Campisi and Ms. Bachmann to (1) a lump-sum payment equal to 200% of the highest annual base salary and maximum annual incentive award in effect during the three months before and the 24 months after the change in control and (2) continued coverage under our health plans for up to two years after the date of termination, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage.

In addition, upon a change in control:

•	all unvested restricted stock awards granted to the named executive officer under the 2005 LTIP and 2012 LTIP would vest;

•	all unvested stock options granted to the named executive officer under the 2005 LTIP and 2012 LTIP would vest;

•	if the change in control occurs before the third anniversary of the grant date, all unvested RSUs granted to the named executive officer under the 2012 LTIP would vest; and

•	if the change of control occurs before the end of the applicable performance period, the greater of (1) the target number of PSUs and (2) a number of PSUs calculated based on the satisfaction of the applicable performance conditions before the change in control, would vest for each named executive officer.

Upon a change in control, each participating named executive officer would also receive a lump sum payment of all vested and unvested amounts under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2016.)

Change in Control Described

Generally, pursuant to the 2005 LTIP, the 2012 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and the Severance Plan, a change in control is deemed to occur if:

•	any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

•	a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

•	our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP and the Severance Plan, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

•	the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

•	the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

•	a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

•	the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, senior executive severance agreements, the 2005 LTIP, the 2012 LTIP, the 2006 Bonus Plan and the Severance Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Estimated Payments if Triggering Event Occurred at 2016 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

•	Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at January 28, 2017, the last day of fiscal 2016.

•	We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related tax gross-up amounts. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

•

The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2016) of (1) 80% of the unvested restricted stock awarded to each named executive officer in March 2012, (2) 60% of the unvested restricted stock awarded to each named executive officer in March 2013, (3) all of the unvested stock options awarded to our named executive officers in and after our 2009 fiscal year, (4) a prorated portion of the unvested RSUs granted under the 2012 LTIP, (5) a prorated portion of the unvested PSUs granted under the 2012 LTIP in fiscal 2015 and fiscal 2016 assuming that the applicable performance goals will be achieved at the target level, and (6) the PSUs granted under the 2012 LTIP in fiscal 2014, that vested based on our actual performance. As discussed in the prior section, if termination of employment resulted from death or disability, the unvested restricted stock awards made under the 2012 LTIP will vest in increments of

20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers in March 2012 and March 2013 was met as a result of our performance in fiscal 2012 and fiscal 2013, respectively. Accordingly, 80% of the March 2012 restricted stock award and 60% of the March 2013 restricted stock award awarded to each named executive officer would have vested at the end of fiscal 2016 had the executive’s employment terminated on such date as a result of their death or disability. The March 2012 restricted stock awards vested on March 7, 2017. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in and after our 2009 fiscal year, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date. The amounts in the “Accelerated Equity Awards” row under the “Retirement” columns in the tables below represents the value (as of the final trading day of fiscal 2016) of (1) a prorated portion of the unvested RSUs granted under the 2012 LTIP, (2) a prorated portion of the unvested PSUs granted under the 2012 LTIP in fiscal 2015 and fiscal 2016 assuming that the applicable performance goals will be achieved at the target level and (3) the PSUs granted under the 2012 LTIP in fiscal 2014 that vested based on or actual performance.

•	The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2016 (i.e., the closing market price of our common shares on the final trading day of fiscal 2016 less the applicable exercise price) and all unvested restricted stock, RSUs and PSUs that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2016. These amounts do not reflect any equity awards that vested in fiscal 2016.

•	The closing market price of our common shares on the final trading day on the NYSE during fiscal 2016 was $48.67 per share.

David J. Campisi

The following table reflects the payments that would have been due to Mr. Campisi in the event of a change in control and/or the termination of his employment on January 28, 2017.

	Event Occurring at January 28, 2017
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	2,200,000	-	-	-	2,200,000	-
Non-Equity Incentive Plan Compensation ($)	-	2,294,028	-	2,294,028	2,294,028	5,280,000	-
Healthcare Coverage ($)	-	70,058	-	-	-	70,058	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	40,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	4,056,387	-	17,467,079	17,467,079	21,680,728	21,680,728
Excise Tax Benefit ($)	-	-	-	-	-	-	-
Total ($)	-	8,660,473	-	19,786,107	19,761,107	29,230,786	21,680,728

Timothy A. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on January 28, 2017.

	Event Occurring at January 28, 2017
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,161,840	-	-	-	1,161,840	-
Non-Equity Incentive Plan Compensation ($)	-	605,749	-	605,749	605,749	1,394,208	-
Healthcare Coverage ($)	-	70,058	-	-	-	37,870	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	3,213,279	-	5,067,248	5,067,248	7,699,678	7,699,678
Excise Tax Benefit ($)	-	-	-	-	-	3,450,241	-
Total ($)	-	5,075,926	-	5,697,997	5,672,997	13,743,837	7,699,678

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on January 28, 2017.

	Event Occurring at January 28, 2017
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,483,200	-	-	-	1,483,200	-
Non-Equity Incentive Plan Compensation ($)	-	773,296	-	773,296	773,296	1,779,840	-
Healthcare Coverage ($)	-	70,058	-	-	-	70,058	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	3,467,333	3,795,147	5,927,907	5,927,907	9,032,838	9,032,838
Excise Tax Benefit ($)	-	-	-	-	-	-	-
Total ($)	-	5,818,887	3,795,147	6,726,203	6,701,203	12,365,936	9,032,838

Michael A. Schlonsky

The following table reflects the payments that would have been due to Mr. Schlonsky in the event of a change in control and/or the termination of his employment with us on January 28, 2017.

	Event Occurring at January 28, 2017
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	968,200	-	-	-	968,200	-
Non-Equity Incentive Plan Compensation ($)	-	504,790	-	504,790	504,790	1,161,840	-
Healthcare Coverage ($)	-	70,058	-	-	-	37,699	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	1,289,030	-	2,633,751	2,633,751	4,251,981	4,251,981
Excise Tax Benefit ($)	-	-	-	-	-	2,510,319	-
Total ($)	-	2,857,078	-	3,163,541	3,138,541	8,930,039	4,251,981

Ronald A. Robins

The following table reflects the payments that would have been due to Mr. Robins in the event of a change in control and/or the termination of his employment with us on January 28, 2017.

	Event Occurring at January 28, 2017
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	875,500	-	-	-	875,500	-
Non-Equity Incentive Plan Compensation ($)	-	380,383	-	380,383	380,383	875,500	-
Healthcare Coverage ($)	-	70,058	-	-	-	37,172	-
Long-Term Disability Benefit ($)	-	-	-	24,441	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	160,131	-	551,270	551,270	1,532,984	1,532,984
Excise Tax Benefit ($)	-	-	-	-	-	1,453,608	-
Total ($)	-	1,511,072	-	956,094	931,653	4,774,764	1,532,984

PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

Our executive compensation program is designed to: (1) align the interests of executives and shareholders through performance-linked compensation; (2) motivate executives to contribute to our success and reward them for their performance; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups. We use a balanced mix of salary, annual cash incentive awards and equity awards to promote these objectives. For a more detailed discussion of how our executive compensation program promotes these objectives and our executive compensation philosophy, including information about the fiscal 2016 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other compensation tables in this Proxy Statement and the narrative discussion accompanying the tables.

In fiscal 2016, we continued to focus on improving our financial and operating performance. Given the commitment of the Compensation Committee and other outside directors to a pay-for-performance philosophy and our focus on improving our financial and operating performance in fiscal 2015, the Compensation Committee and other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2016 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares, including:

•	Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our operating profit. The Compensation Committee and other outside directors selected operating profit as the sole financial measure because they believe it focuses our named executive officers on increasing our revenues and controlling our costs. The fiscal 2016 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2016 projected in our annual corporate operating plan. Based on our $280,690,478 operating profit, as adjusted, in fiscal 2016, our named executive officers earned an annual incentive award for fiscal 2016 equal to 174% of their respective target bonus.

•

Performance Share Unit Awards. All of our named executive officers received a significant portion (60%) of their equity awards in the form of PSUs. The PSUs awarded to our named executive officers in fiscal 2016 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Compensation Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value. Based on EPS of $3.75 and ROIC of 21.8%, as adjusted, we achieved 112% of the targeted goal for EPS and 114% of the targeted goal for

ROIC for the first service period of the performance period applicable to the PSUs awarded to our named executive officers in fiscal 2016.

•	Restricted Stock Unit Awards. RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date and are subject to an operating profit performance component.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

PROPOSAL FOUR: APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, whether future advisory votes on compensation of our executive officers (of the nature reflected in Proposal Three above, and commonly referred to as “Say-on-Pay”) should occur every one, two or three years (commonly referred to as “Say-on-Frequency”).

At our 2011 annual meeting of shareholders, a plurality of our shareholders voted for annual Say-on-Pay advisory votes on executive compensation. The Company has held advisory Say-on-Pay votes on the compensation of our executive offices at every subsequent annual meeting.

We are required to hold a Say-on-Frequency vote every six years. After careful consideration, the Board has determined that continuing to hold an advisory vote on executive compensation every year remains the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year.

The Say-on-Frequency vote is advisory, which means that the vote on frequency is not binding on us, our Board or our Compensation Committee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ONE YEAR AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of five non-employee directors of the Board. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and NYSE listing standards.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

•	the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

•	the performance of our internal audit function;

•	the evaluation of enterprise risk issues; and

•	the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda that addresses all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2016.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm, the Company’s Vice President, Internal Audit and our Chief Financial Officer, in each case without the presence of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2016, internal audit completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2017. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2016. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects and evaluates our independent registered public accounting firm and reviews the scope of and plans for the audit by the independent registered public accounting firm. Some of the factors the Audit Committee considers in its evaluation include the independent auditor’s qualifications, performance, independence and tenure. Based on its evaluation and review, the Audit Committee believes that it is in the best interest of the Company to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2016, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

($ in thousands)	Fiscal 2015 ($)	Fiscal 2016 ($)
Audit Fees	1,355	1,355
Audit-Related Fees (1)	76	15
Tax Fees (2)	105	77
All Other Fees (3)	3,533	2

Total Fees	5,069	1,449

(1)	For fiscal 2015 and fiscal 2016, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2015 and fiscal 2016, $75 and $0 of the tax fees, respectively, related to tax compliance services for our Canadian operations.

(3)	For fiscal 2015 and fiscal 2016, the other fees include fees related to online subscription fees for technical support and for fiscal 2015, fees paid to Deloitte Consulting of $3,530 in connection with Deloitte’s advisory services related to the development and expected launch of our e-commerce operations. A review of the advisory services activities occurred at appropriate intervals with the Deloitte & Touche LLP audit engagement partner, the Deloitte Consulting Team and the Audit Committee chair, to ensure that independence was maintained.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2016 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1031, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written communications from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2016 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair

Marla C. Gottschalk

Cynthia T. Jamison

Wendy L. Schoppert

Russell E. Solt

PROPOSAL FIVE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

At its March 7, 2017 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2018 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 12, 2017 to be eligible for inclusion in our 2018 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2018 annual meeting of shareholders without inclusion of that proposal in our 2018 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before February 26, 2018, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2018 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation of proxies may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson LLC to aid in the solicitation of proxies for a fee estimated to be $7,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, Proposal Three, Proposal Four and Proposal Five above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

Ronald A. Robins, Jr. Senior Vice President, General Counsel and Corporate Secretary

April 11, 2017

Columbus, Ohio

APPENDIX A

BIG LOTS

2017 LONG-TERM INCENTIVE PLAN

Effective May 25, 2017

Big Lots 2017 Long-Term Incentive Plan

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

1.1 Establishment. Big Lots, Inc., an Ohio corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Big Lots 2017 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

1.2 Purpose of this Plan. This Plan is intended to promote the Company’s long-term financial success by motivating performance through incentive compensation and to encourage Participants to acquire ownership interests in the Company. This Plan is also intended to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company and its Affiliates may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4 No More Grants Under Prior Plan. After the Effective Date, no more grants will be made under the Prior Plan.

ARTICLE 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean (a) in the case of an ISO, a “parent corporation” or a “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively; and (b) in all other cases, any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan. At the Committee’s discretion, an Award may be granted as a Qualified Performance-Based Award.

2.4 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.8 “Change in Control” means any one or more of the following events:

(a)	Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

(b)	A majority of the members of the Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or

(c)	The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

Provided, however, the other provisions of this Section 2.8 (Definitions/Change in Control) notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable rules, regulations, and authoritative interpretations thereunder and any successor or similar provision.

2.10 “Committee” means the Compensation Committee of the Board or such other committee to which the Board assigns the responsibility of administering this Plan. The Committee shall consist of at least three members of the Board, each of whom may serve on the Committee only if the Board determines that he or she (a) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Code Section 162(m), and (c) qualifies as “independent” in accordance with applicable stock exchange listing standards. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the members of the Board that each satisfy the requirements of an “outside director” for purposes of Code Section 162(m) may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11 “Company” means Big Lots, Inc., an Ohio corporation, and any successor thereto as provided in Article 23 (Successors) herein.

2.12 “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee as a “Covered Employee” under this Plan on or before the Final Pre-Establishment Date.

2.13 “Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.14 “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event, as further described in Section 9.1 (Deferred Stock Units/In General).

2.15 “Deferral Election Form” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.16 “Director” means any individual who is a member of the Board of Directors of the Company or the board of directors of any Affiliate of the Company.

2.17 “Disability” means:

(a)	With respect to ISOs, as that term is defined in Code Section 22(e)(3);

(b)	If Disability constitutes a payment event with respect to any Award that is subject to Code Section 409A, Disability shall mean, unless the Committee determines otherwise in accordance with Code Section 409A, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant’s employer, or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; and

(c)	Unless the Committee determines otherwise, with respect to any other Award, a physical or mental condition that, for more than six (6) consecutive months, renders the Participant incapable, with reasonable accommodation, of performing his or her assigned duties on a full-time basis.

2.18 “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.19 “Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.20 “Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.21 “Eligible Individual” means an individual who is an Employee, Director, and/or Third Party Service Provider.

2.22 “Employee” means any employee of the Company or any of its Affiliates.

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.24 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25 “Fair Market Value” or “FMV” means a price that is equal to the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee and, to the extent applicable, in a manner consistent with Code Section 409A. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price per Share reported on a consolidated basis for securities listed on the principal stock exchange or market on which Shares are traded on the day as of which such Fair Market Value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate taking into account all information material to the value of the Company within the meaning of Code Section 409A.

2.26 “Final Pre-Establishment Date” means the last day a performance goal is considered pre-established under Code Section 162(m). As of the Effective Date, a performance goal shall be considered pre-established under Code Section 162(m) if the Committee establishes the performance goal within ninety (90) days after the commencement of the period of service to which the performance goal relates, or, in any event, no later than twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed; provided that the outcome of the performance goal is substantially uncertain at the time the Committee establishes the performance goal.

2.27 “Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

2.28 “Grant Date” means the later of (a) the date the Committee establishes the terms of an Award, or (b) any later date specified in the Award Agreement. In no event may the Grant Date be earlier than the Effective Date.

2.29 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

2.30 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Options) to an Employee and that is designated as an Incentive Stock Option and that meets the rules and requirements of Code Section 422, or any successor provision.

2.31 “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company or an Affiliate, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.32 “Nonemployee Director” means a Director who is not an Employee.

2.33 “Nonemployee Director Award” means any Award granted to a Nonemployee Director as described in Article 12 (Nonemployee Director Awards).

2.34 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Options).

2.36 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.37 “Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

2.38 “Performance Measures” means business criteria or measures as described in Article 13 (Qualified Performance-Based Awards and Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards for the exception for qualified performance-based compensation of Code Section 162(m).

2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.40 “Performance Share” means a grant of a stated number of Shares to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.41 “Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.42 “Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.43 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.44 “Plan” means the Big Lots 2017 Long-Term Incentive Plan.

2.45 “Plan Year” means the Company’s fiscal year.

2.46 “Prior Plan” means the Big Lots 2012 Long-Term Incentive Plan, as amended and restated, effective May 29, 2014.

2.47 “Qualified Performance-Based Awards” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes.

2.48 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

2.49 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

2.50 “Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

2.51 “Share” means a common share of the Company, par value $.01 per share (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or a share of common stock of any successor pursuant to Article 23 (Successors).

2.52 “Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Award Limitations/Share Authorization).

2.53 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

2.54 “Termination of Employment or Service” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale, or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, the Award Agreement shall establish what act or event shall constitute a Termination of Employment or Service for purposes of this Plan. A Termination of Employment or Service shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 15.4 (Impact of Termination of Employment or Service on Awards/Change in Participant Status), no Termination of Employment or Service shall occur if the Participant continues to be an Employee, Director, or Third Party Service Provider after such termination. Provided, however, if a Termination of Employment or Service constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination of Employment or Service shall only be made upon a “separation from service” within the meaning of Code Section 409A.

2.55 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate pursuant to a written agreement that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE 3. ADMINISTRATION

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of the Plan or any Award Agreement, (e) establishing performance goals, and for Qualified Performance-Based Awards, establishing and certifying satisfaction of performance goals in accordance with the requirements of Code Section 162(m), (f) subject to Article 21 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or its Affiliates operate, and (g) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards, (b) designate Third Party Service Providers to be recipients of Awards, and (c) determine the size of and make any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider, (ii) the Committee shall not delegate any duties required to be taken by the Committee to comply with Code Section 162(m), and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4. SHARES SUBJECT TO THIS PLAN AND AWARD LIMITATIONS

4.1 Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i)	five million five hundred thousand (5,500,000) Shares, plus

(ii)	any Shares subject to the 1,743,116 outstanding full value awards as of January 28, 2017 that on or after January 28, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

(b)	Limit on Full Value Awards. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Share Authorization by two and fifteen one-hundredths (2.15) Shares; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

(c)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted under this Plan shall be five million five hundred thousand (5,500,000) Shares.

4.2 Share Usage. Subject to the terms of this Plan, Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards issued under the Plan on or after the Effective Date or under the Prior Plan before the Effective Date which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash in lieu of Shares, or (c) are exchanged with the Committee’s permission prior to the issuance of Shares for Awards not involving Shares, shall be available again for grant under this Plan. Shares that are withheld from an Award of Restricted Stock, Restricted Stock Units, or Performance Share Units to satisfy tax withholding obligations related to that Award shall be deemed to constitute Shares that are not issued under this Plan. Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under the Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under the Plan, or (iv) repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. To the extent permitted by applicable law or stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) and/or Section 21.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock in any one Plan Year to any one Participant shall be one million (1,000,000).

(d)	Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(e)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(f)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be one million (1,000,000) Shares, or equal to the value of one million (1,000,000) Shares, determined as of the Grant Date.

(g)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of seven million dollars ($7,000,000) or the value of one million (1,000,000) Shares, determined as of the Grant Date.

(h)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one Plan Year to any one Participant shall be one million (1,000,000) Shares.

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, (ii) the number and kind of Shares subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, (iv) the Annual Award Limits, and (v) other value determinations applicable to outstanding Awards. Any such adjustment shall be done in a manner consistent with Code Section 409A and, where applicable, Code Section 424. The Committee may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods as permitted by Code Section 162(m), or as the Committee otherwise determines. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 21 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, to the extent applicable.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted. Awards need not be uniform as among Participants.

5.3 Conditions of Participation. By accepting an Award, each Participant agrees in his or her own behalf and in behalf of his or her beneficiaries (1) to be bound by the terms of the Award Agreement and the Plan and (2) that the Committee (or the Board) may amend the Plan and the Award Agreement pursuant to Article 21 (Amendment, Modification, Suspension, and Termination).

ARTICLE 6. OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted Options to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

6.2 Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to (a) one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date, or (b) one hundred ten percent (110%) of the FMV of the Shares as determined on the

Grant Date in the case of an ISO granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate, as determined under Code Section 422.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of the Grant Date.

6.5 Exercise of Options. Options granted under this Article 6 (Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price; (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Options) as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted

SARs to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

7.2 SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3 Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.4 Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary date of the Grant Date.

7.5 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

8.2 Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a Restriction Period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Restricted Stock and Restricted Stock Units/Other Conditions and Restrictions), each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Big Lots 2017 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Big Lots, Inc.”

8.5 Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any Dividend-Equivalent Rights pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Any dividends paid on Restricted Stock will be subject to the same restrictions that affect the Restricted Stock with respect to which the dividend was paid. Dividends paid out of escrow will be treated as remuneration for employment unless an election has been made under Section 8.6 (Restricted Stock and Restricted Stock Units/Section 83(b) Election). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights.

8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.7 Deferral Rights. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer any Award of Restricted Stock and/or Restricted Stock Units. Any deferral of Restricted Stock shall be converted into a deferred Restricted Stock Unit. Any deferral of Restricted Stock or Restricted Stock Units shall be evidenced by a deferral election form containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Any Dividend Equivalent Rights provided a Participant with respect to deferred Restricted Stock or Restricted Stock Units shall be subject to Article 17 (Dividend-Equivalent Rights).

ARTICLE 9. DEFERRED STOCK UNITS

9.1 In General. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or an Affiliate and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (a) the amount of the Deferred Annual Amount, by (b) the Fair Market Value of a Share on the date such compensation and/or annual bonus would otherwise have been paid (“Deferred Stock Units”). Deferred Stock Units shall be evidenced by a deferral election form (“Deferral Election Form”) containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Deferral Election Form shall serve as the Award Agreement for the Deferred Stock Units. Upon receipt of a Deferral Election Form, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time Deferred Stock Units are credited in connection with a Deferral Election Form.

9.2 Rights as a Stockholder. The Committee may, in its discretion, provide in the Deferral Election Form related to a Deferred Stock Unit, that Dividend Equivalent Rights shall be granted with respect to such Deferred Stock Unit, and if Dividend Equivalent Rights are granted, when such Dividend Equivalent Rights shall be accrued, paid to, or credited to the account of, a Participant credited with Deferred Stock Units pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Unless otherwise provided by the Committee in the Deferral Election Form, (a) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of a Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (b) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

9.3 Vesting. Unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, each Deferred Stock Unit, together with any Dividend–Equivalent Rights credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

9.4 Settlement. Subject to Article 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and any related Dividend-Equivalent Rights) credited to such Participant’s account under this Plan within ninety (90) days following the date of such Participant’s Termination of Employment or Service (or such other Code Section 409A-compliant distribution event as may be elected by the Participant in the initial Deferral Election Form in accordance with the rules and procedures of the Committee and Code Section 409A). The Committee may provide, or the Participant may elect, in the Deferral Election Form applicable to any Deferred Stock Unit that, in lieu of issuing Shares in settlement of that Deferred Stock Units, the Fair Market Value of the Shares corresponding to such Deferred Stock Units shall be paid in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding any other provision of the Plan to the contrary, any distribution that complies with Code Section 409A shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

9.5 Further Deferral Elections. If permitted by the Committee in the Deferral Election Form, a Participant may, elect to further defer receipt of Shares issuable in respect of Deferred Stock Units in accordance with the requirements of Code Section 409A. Any such redeferral election shall be valid only if : (a) such election does not take effect until at least twelve (12) months after the date on which it is made; (b) in the case of an election not related to a payment on account of Disability, death, or an unforeseeable emergency (within the meaning of Code Section 409A), the distribution is deferred for at least five (5) years from the date such distribution would otherwise have been paid; and (c) any election related to a distribution at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) is made at least twelve (12) months prior to the date on which distributions are otherwise scheduled to be paid. Any redeferral election in accordance with this paragraph shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this paragraph.

ARTICLE 10. PERFORMANCE SHARES, PERFORMANCE SHARE UNITS, AND

PERFORMANCE UNITS

10.1 Grant of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units, and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

10.2 Value of Performance Shares, Performance Share Units, and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units, and/or Performance Units that will be paid out to the Participant.

10.3 Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units, and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units, and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Performance goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares, Performance Share Units or Performance Units or the vesting or lapse of restrictions with respect thereto, based on the level attained. The Committee may also provide in any such Award that any evaluation of performance against a performance goal may include or exclude events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination.

10.4 Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10.5 Deferral Rights. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer any Award of Performance Shares, Performance Share Units and/or Performance Units. Any deferral of Performance Shares shall be converted into a deferred Performance Share Unit. Any deferral of Performance Shares, Performance Share Units and/or Performance Units shall be evidenced by a deferral election form containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Any Dividend Equivalent Rights provided a Participant with respect to deferred Performance Shares, Performance Share Units or Performance Units shall be subject to Article 17 (Dividend-Equivalent Rights).

ARTICLE 11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

11.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

11.2 Other Stock-Based Awards. The Committee, at any time and from time to time, may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

11.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the date the payment was otherwise scheduled to be made.

ARTICLE 12. NONEMPLOYEE DIRECTOR AWARDS

The Board or a committee of the Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash. Notwithstanding Section 4.4 (Shares Subject to this Plan and Award Limitations/Annual Award Limits), a Nonemployee Director may not receive equity-based Awards under this Plan in any one Plan Year which have an aggregate “fair value” that exceeds five hundred thousand dollars ($500,000), with fair value determined under applicable accounting standards.

ARTICLE 13. QUALIFIED PERFORMANCE-BASED AWARDS AND PERFORMANCE MEASURES

13.1 In General. The Committee shall have the discretionary authority, consistent with Code Section 162(m), to structure any Awards granted to Covered Employees under this Plan to qualify as Qualified Performance-Based Awards. Only the Committee may grant Awards intended to be Qualified Performance-Based Awards. With respect to any Award intended to be a Qualified Performance-Based Award, this Plan and the applicable Award Agreement shall be interpreted and operated consistent with that intention.

13.2 Options and SARs. Compensation attributable to an Option or SAR is deemed to be a Qualified Performance-Based Award as long as (a) the Committee grants the Option and the SAR, (b) the Exercise Price and Grant Price, respectively, are not less than the Fair Market Value, and (c) such Option or SAR complies with the limitations imposed by Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

13.3 Qualified Performance-Based Awards Other Than Options or SARS. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the vesting, exercisability, lapse of restrictions, payment or grant, as applicable, must be contingent upon the (a) attainment of a pre-established performance goal or measure (or combination thereof) as specified in this Article 13 (Qualified Performance-Based Awards and Performance Measures), and (b) certification described in Section 13.9 (Qualified Performance-Based Awards and Performance Measures/Certification of Performance).

13.4 Pre-Establishment Prerequisite for Qualified Performance-Based Awards Other Than Options or SARs. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and

Performance Measures/Options and SARs), the Committee shall establish in writing on or before the Final Pre-Establishment Date (a) the Covered Employees to which objective performance goals or measures applicable to a given Performance Period will apply, (b) the objective performance goals or measures (as described in Article 13 (Qualified Performance-Based Awards and Performance Measures)) applicable to a given Performance Period, and (c) such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee Participant if such performance goals are obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

13.5 Qualified Performance-Based Awards that have Base Pay or Salary-Based Formula Terms. With respect to any Qualified Performance-Based Award compensation formula that is based, in whole or in part, on a percentage of salary or base pay, such salary or base pay must be fixed on or before the Final Pre-Establishment Date for the service period to which the Qualified Performance-Based Award relates.

13.6 Prohibited Discretion. The terms of the objective formula or standard of a Qualified Performance-Based Award must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. However, the Committee shall retain the discretion to reduce or eliminate the amount of any Award payable to any Participant either on a formula or discretionary basis or any combination, as the Committee determines in its sole discretion.

13.7 Performance Goals for Qualified Performance-Based Awards. Effective as of the Effective Date, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Qualified Performance-Based Awards shall be limited to the following Performance Measures:

(a)	Earnings (loss) per common share from continuing operations; or

(b)	Earnings (loss) per common share; or

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be); or

(d)	Income (Loss) from continuing operations before unusual or infrequent items; or

(e)	Income (Loss) from continuing operations; or

(f)	Income (Loss) from continuing operations before income taxes; or

(g)	Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

(h)	Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

(i)	Net income (loss); or

(j)	Income (Loss) before other comprehensive income (loss); or

(k)	Comprehensive income (loss); or

(l)	Income (Loss) before interest and income taxes (sometimes referred to as “EBIT”); or

(m)	Income (Loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”); or

(n)	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders; or

(o)	Any of items (c) through (n) on a weighted average common shares outstanding basis; or

(p)	Either of items (a) or (b) on a basic basis and any of items (c) through (n) on a basic earnings per share basis, as basic earnings per share is defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

(q)	Either of items (a) or (b) on a diluted basis and any of items (c) through (n) on a diluted earnings per share basis, as diluted earnings per share is defined in ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

(r)	Common stock price; or

(s)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders; or

(t)	Percentage increase in comparable store sales; or

(u)	Gross profit (loss) or gross margin (loss) (as the case may be); or

(v)	Economic value added; or

(w)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); or

(x)	Expense targets; or

(y)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); or

(z)	Productivity ratios; or

(aa)	Market share; or

(bb)	Customer satisfaction; or

(cc)	Working capital targets and change in working capital; or

(dd)	Any of items (a) through (cc) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders; or

(ee)	Any of items (a) through (cc) above may be determined before or after a minority interest’s share as designated by the Committee; or

(ff)	Any of items (a) through (cc) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders; or

(gg)	Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return (as determined in (s) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

(hh)	With respect to items (a), (b), (o), (p) and (q) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated in ASC 260, Earnings Per Share, as amended, revised or superseded.

13.8 Evaluation of Performance. Effective as of the Effective Date, the Committee may provide in any Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination, to the goals/targets in recognition of the following categories (or any particular item(s) within the following categories or portion(s) thereof):

(a)	Asset impairments as described in ASC 360, Property, Plant and Equipment, as amended, revised or superseded; or

(b)	Costs associated with exit or disposal activities as described in ASC 420, Exit or Disposal Cost Obligations, as amended, revised or superseded; or

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described in ASC 350, Intangibles – Goodwill and Other, as amended, revised or superseded; or

(d)	Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

(e)	Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280, Segment Reporting, as amended, revised or superseded; or

(g)	Any profit or loss attributable to a specified segment as described in ASC 280, Segment Reporting, as amended, revised or superseded acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates; or

(h)	Any tax settlement(s) with a tax authority; or

(i)	Any gains and losses that are treated as unusual in nature or infrequent in their occurrence as described in ASC 225-20, Income Statement – Unusual or Infrequently Occurring Items, as amended, revised or superseded; or

(j)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed); or

(k)	Any change in accounting principle as described in ASC 250-10, Accounting Changes and Error Corrections, as amended, revised or superseded; or

(l)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320, Investments – Debt and Equity Securities, as amended, revised or superseded; or

(m)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815, Derivatives and Hedging, as amended, revised or superseded; or

(n)	Stock-based compensation charges as described in ASC 718, Compensation – Stock Compensation, including the related income tax impact, and ASC 505-50, Equity Based Payments to Non Employees, as amended, revised or superseded; or

(o)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220, Comprehensive Income, as amended, revised or superseded; or

(p)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460, Guarantees, as amended, revised or superseded; or

(q)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810, Consolidation, as amended, revised or superseded; or

(r)	Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation or lawsuit settlement (including collective actions or class action lawsuits); or

(s)	Any charges associated with the early retirement of debt; or

(t)	The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the applicable Performance Period.

To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.9 Certification of Performance. No Qualified Performance-Based Award shall vest, have restrictions lapse, be payable or granted, as the case may be, any earlier than the Committee certifies in writing (in any manner allowable under Code Section 162(m)) the extent or level of achievement (if at all) to which the objective performance goals (and other material terms) applicable to the Performance Period were satisfied. As provided in Section 13.6 (Qualified Performance-Based Awards and Performance Measures/Prohibited Discretion), the Committee may reduce or eliminate (but not increase) the amount of any Award otherwise payable to a Participant.

13.10 Death, Disability, Change in Control or Other Circumstances. The Committee may provide in the Award Agreement that an Award intended to qualify as a Qualified Performance-Based Award under this Article 13 (Qualified Performance-Based Awards and Performance Measures) shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control, or under other circumstances consistent with the requirements of Code Section 162(m).

13.11 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Qualified Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1 (Qualified Performance-Based Awards and Performance Measures/In General).

13.12 Shareholder Approval for Qualified Performance-Based Awards. The material terms of the performance goals with respect to Qualified Performance-Based Awards must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of this Article 13 (Qualified Performance-Based Awards and Performance Measures), if Qualified Performance-Based Awards are to be made under Article 13 (Qualified Performance-Based Awards and Performance Measures) after the date of such shareholders meeting and if required by Code Section 162(m). The material terms include the employees eligible to receive Qualified Performance-Based Awards, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

ARTICLE 14. TRANSFERABILITY OF AWARDS

During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant (or by the Participant’s legal representative in the event of the Participant’s incapacity). Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

ARTICLE 15. IMPACT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

15.1 In General. Unless otherwise determined by the Committee and set forth in the Award Agreement, upon a Participant’s Termination of Employment or Service with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Article 15 (Impact of Termination of Employment or Service on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

(a)	Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, terminate on the date of such termination, and (ii) to the extent vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination for any reason other than death or Disability (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will be immediately forfeited.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.2 Upon Termination of Employment or Service in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination of Employment or Service in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 20 (Change in Control).

15.3 Bona Fide Leave. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. Section 1.409A-1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

15.4 Change in Participant Status. If a Participant changes status from an Employee, Director, or Third Party Service Provider to an Employee, Director, and/or Third Party Service Provider, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an ISO held by an Employee shall be treated as a NQSO on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

ARTICLE 16. SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or its Affiliate with another corporation, or the acquisition by the Company or its Affiliate of substantially all the assets of another corporation, or the acquisition by the Company or its Affiliate of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted to ensure that the requirements imposed under Code Section 409A and 424, to the extent applicable, are satisfied.

ARTICLE 17. DIVIDEND-EQUIVALENT RIGHTS

Any Participant selected by the Committee may be granted Dividend-Equivalent Rights (in connection with any Award other than an Option of SAR) based on the dividends declared on Shares that are subject to the Award to which they relate, to be accrued as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any provision of the Plan to the contrary, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the satisfaction of (i) a service condition, (ii) one or more performance conditions, or (iii) both a service condition and one or more performance conditions, then such Dividend-Equivalent Rights shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. For purposes of clarity, no amount shall be paid or settled in connection with a Dividend-Equivalent Right until the underlying Award has become vested. Under no circumstances may Dividend-Equivalent Rights be granted for any Option or SAR.

ARTICLE 18. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

ARTICLE 19. RIGHTS OF PARTICIPANTS

19.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company or its Affiliates at any time or for any reason, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Article 3 (Administration) and Article 21 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.

19.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

19.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 20. CHANGE IN CONTROL

20.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise specifically provided in an Award Agreement, but subject to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) in the event of a Change in Control:

(a)	Any Options and SARs outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

(b)	All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Awards shall lapse and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(c)	All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and become fully vested and redeemed to the full extent of the original grant (i.e., the Restriction Period shall lapse);

(d)	Any performance goal or other condition with respect to any Performance Units, Performance Shares, and Performance Share Units shall be deemed to have been satisfied in an amount equal to the greater of (i) the target number of Performance Units, Performance Shares, or Performance Share Units or (ii) the actual performance earned as measured on the date of the Change in Control; and the Common Shares or cash subject to such Award shall be fully distributable;

(e)	Any remaining restrictions, performance goals or other conditions with respect to any Deferred Stock Units shall lapse and such Deferred Stock Unit shall be deemed to have been satisfied in full, and the Common Shares or cash subject to such Award shall be fully distributable; and

(f)	Any Cash-Based Awards and Other Stock-Based Awards outstanding as of the date of such Change in Control and not then vested shall vest to the full extent of the original grant.

Notwithstanding the foregoing, with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, unless the Committee determines otherwise in the Award Agreement, such Award shall be paid, distributed or settled, as applicable: (i) on the occurrence of a Change in Control if that Change in Control constitutes a “change in control event” within the meaning of Code Section 409A; or (ii) in accordance with the terms provided in the Award Agreement if that Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A.

20.2 Effect of Code Section 280G. Except as otherwise provided in the Award Agreement or any other written agreement between the Participant and the Company or any Affiliate in effect on the date of the Change in Control, if the sum (or value) due under Section 20.1 (Change in Control/Impact of Event) that are characterizable as parachute payments, when combined with other parachute payments attributable to the same Change in Control, constitute “excess parachute payments” as defined in Code Section 280G(b)(1), the entity responsible for making those payments or its successor or successors (collectively, “Payor”) will reduce the Participant’s benefits under the Plan by the smaller of (a) the value of the sum or the value of the payments due under Section 20.1 (Change in Control/Effect of Code Section 280G), or (b) the amount necessary to ensure that the Participant’s total “parachute payment” as defined in Code Section 280G(b)(2)(A) under the Plan and all other agreements will be $1.00 less than the amount that would generate an excise tax under Code Section 4999. Any reduction pursuant to this Section 20.2 (Change in Control/Effect of Code Section 280G) shall be first applied against parachute payments (as determined above) that are not subject to Code Section 409A and, thereafter, shall be applied against all remaining parachute payments (as determined above) subject to Code Section 409A on a pro rata basis.

ARTICLE 21. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

21.1 Amendment, Modification, Suspension, and Termination. Subject to Section 21.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and Section 21.5 (Amendment, Modification, Suspension, and Termination/Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

21.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Except to the extent prohibited under Code Sections 409A and 424, to the extent applicable, and except as may be limited by Section 162(m) of the Code with respect to Awards intended to qualify as Qualified Performance-Based Awards, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

21.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (a) conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A to the extent applicable), and to the administrative regulations and rulings promulgated thereunder; (b) permitting the Company or its Affiliates to receive a tax deduction under applicable law; or (c) avoiding an expense charge to the Company or its Affiliates. By accepting an Award under this Plan, a Participant consents to any amendment made pursuant to this Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law) to any Award granted under the Plan without further consideration or action.

21.5 Repricing Prohibition. Except to the extent (a) approved by the Company’s shareholders, or (b) provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

21.6 Reload Prohibition. Regardless of any other provision of the Plan, no Participant will be entitled to (and no Committee discretion may be exercised to extend to any Participant) an automatic grant of additional Awards in connection with the exercise of an Option or otherwise.

ARTICLE 22. WITHHOLDING

22.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount, or such higher withholding elected by the Participant provided that such higher withholding would not have a negative accounting impact for the Company, to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant (but no later than the last business day of the calendar quarter during which the amount first becomes includible in gross income), the Participant shall pay to the Company or an Affiliate (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. or such higher withholding elected by the Participant provided that such higher withholding would not have a negative accounting impact for the Company

22.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy no less than minimum statutory total tax but no more than the maximum statutory total tax with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy no less than the minimum statutory total tax and, in the Committee’s discretion, up to the maximum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 23. SUCCESSORS

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.

ARTICLE 24. GENERAL PROVISIONS

24.1 Recovery of Compensation. Any Award issued under this Plan will be subject to any clawback policy developed by the Board of Directors or the Committee that is consistent with applicable law, whether such Award was granted before or after the effective date of any such clawback policy.

24.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

24.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

24.4 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

24.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its Affiliates, or the directors or officers of any such entities, shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

24.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

24.7 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

24.8 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Employees, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by this Plan;

(b)	Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24.8 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

24.9 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

24.10 Unfunded Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan and Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan.

24.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated (i.e., rounded down to the nearest whole Share).

24.12 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

24.13 Compliance with Code Section 409A.

(a)	In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. All Award Agreements shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. To the extent that any provision of the Plan or an Award Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan or an Award to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Code Section 409A for the Participant (including his or her beneficiaries). In no event shall a Participant, directly or indirectly, designate the calendar year in which payment, distribution or settlement, as applicable, of an Award subject to Code Section 409A is made, except in accordance with Code Section 409A. Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Code Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

(b)	Six-Month Delay for Specified Employees. Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee,” within the meaning of Code Section 409A and as determined under the Company’s policy for determining specified employees, on the date of his “separation from service”, within the meaning of Code Section 409A, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (i) subject to Code Section 409A and (ii) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six (6) months following the date of the Participant’s separation from service. If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the thirty (30)-day period following the first (1st) business day of the seventh (7th) month following the Participant’s separation from service; provided that if the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.

(c)

Elective Deferrals. No Participant elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Restricted Stock Units, Performance Share Units and Deferred Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan. To the extent elective deferrals or re-deferrals are permitted under this Plan, such elections shall be made in accordance with the requirements of Code Section 409A and the rules, procedures and forms specified from time to time by the Committee.

(d)	Mandatory Deferrals. If, at the grant of an Award under this Plan, the Committee decides that the payment of compensation with respect to such Award shall be deferred compensation within the meaning of Code Section 409A, then, the Committee shall set forth the time and form of payment in the Award Agreement in a manner consistent with Code Section 409A.

(e)	Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made in the form and upon an event or at a time permitted under Code Section 409A.

24.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

24.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

24.16 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

24.17 Offset. Subject to the requirements of Code Section 409A, if applicable, (a) any amounts owed to the Company or an Affiliate by a Participant of whatever nature up to the fullest extent permitted by applicable law may be offset by the Company from the value of any Award to be transferred to the Participant, and (b) no Shares, cash or other thing of value under the Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliates. However, no waiver of any liability (or the right to apply the offset described in this Section 24.17 (General Provisions/Offset) may be inferred because the Company pays an Award to a Participant with an outstanding liability owed to the Company or an Affiliate.

24.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. The Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under the Plan or an Award Agreement) to the Company, an Affiliate or a Participant. Recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Franklin County, Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

24.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or an Affiliate or by a third party under contract with the Company or an Affiliate) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the

Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

24.20 No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

24.21 Indemnification. To the maximum extent permitted under the Company’s Articles of Incorporation and Code of Regulations, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Code of Regulations, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

24.22 No Obligation to Disclose Material Information. Except to the extent required by applicable securities laws, none of the Company, an Affiliate, the Committee, or the Board shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Shares that may be issued or acquired under the Plan.

24.23 Entire Agreement. Except as expressly provided otherwise, this Plan and any Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and any Award Agreement, the terms and conditions of the Plan shall control.

*****

ATTN: GENERAL COUNSEL 300 PHILLIPI ROAD COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices of Internet availability of proxy materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24188-P91712                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIG LOTS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below:
		☐	☐	☐
01) Jeffrey P. Berger 06) Philip E. Mallott 02) David J. Campisi 07) Nancy A. Reardon 03) James R. Chambers 08) Wendy L. Schoppert 04) Marla C. Gottschalk 09) Russell E. Solt 05) Cynthia T. Jamison
								For	Against	Abstain
2. APPROVAL OF THE BIG LOTS 2017 LONG-TERM INCENTIVE PLAN. The Board of Directors recommends a vote FOR the approval of the Big Lots 2017 Long-Term Incentive Plan.								☐	☐	☐

3.    APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots’ named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion accompanying the tables.

								☐	☐	☐
							1 Year	2 Years	3 Years	Abstain

4.    VOTE, ON AN ADVISORY BASIS, ON THE FREQUENCY OF THE SAY ON PAY VOTE. The Board of Directors recommends that you vote for holding an advisory vote on the compensation of Big Lots’ named executive officers every 1 YEAR.

							☐	☐	☐	☐
								For	Against	Abstain

5.    RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots’ independent registered public accounting firm for the 2017 fiscal year.

								☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders of Big Lots, Inc. To Be Held on May 25, 2017:

Big Lots, Inc.‘s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K

for the fiscal year ended January 28, 2017 are available at www.proxyvote.com.

E24189-P91712

BIG LOTS, INC.

Proxy Solicited on Behalf of the Board of Directors

for the May 25, 2017

Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the “Owner”) hereby appoint(s) David J. Campisi, Timothy A. Johnson and Ronald A. Robins, Jr., and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. (“Big Lots”), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 25, 2017, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the Big Lots 2017 Long-Term Incentive Plan (Proposal Two); (iii) FOR the approval of the compensation of Big Lots’ named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Three); (iv) for holding an advisory vote on the compensation of Big Lots’ named executive officers every 1 YEAR (Proposal Four); and (v) FOR the ratification of Deloitte & Touche LLP as Big Lots’ independent registered public accounting firm for fiscal 2017 (Proposal Five). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots’ Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots’ Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 25, 2017 meeting and the Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

PLEASE SIGN AND DATE ON THE REVERSE SIDE

V.1.1